As filed with the Securities and Exchange Commission on September 13, 2007.

Registration No. 333-145494

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPARTAN STORES, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)		38-0593940 (I.R.S. employer identification number)
850 76th Street, S.W. Post Office Box 8700 Grand Rapids, Michigan 49518-8700 (616) 878-2000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Alex J. DeYonker Executive Vice President General Counsel & Secretary Spartan Stores, Inc. 850 76th Street, S.W. Post Office Box 8700 Grand Rapids, Michigan 49518-8700 (616) 878-2180	Copies of communication to:	Gordon R. Lewis Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487 (616) 752-2752

Edward F. Petrosky Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5455
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion dated September __, 2007

PROSPECTUS

$110,000,000

SPARTAN STORES, INC.
3.375% Convertible Senior Notes due 2027
and
Common Stock Issuable Upon Conversion of Notes

          This prospectus relates to the offering for resale of Spartan Stores, Inc.'s 3.375% Convertible Senior Notes due 2027 and our common stock issuable upon conversion of the notes. We offered the notes to qualified institutional buyers in reliance on Rule 144A in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). This prospectus will be used by selling securityholders to resell their notes and our common stock issuable upon conversion of their notes. We will not receive any proceeds from such sales by the selling securityholders.

          The notes are our general unsecured obligations and rank equally in right of payment with all of our other existing and future obligations that are unsecured and unsubordinated. Because the notes are unsecured, they are effectively subordinated to our secured indebtedness ($19.5 million as of June 23, 2007) and any future secured indebtedness to the extent of the assets securing such indebtedness. The notes are structurally subordinated to our subsidiaries' indebtedness and other liabilities ($404 million as of June 23, 2007) and subsidiary guarantees of our senior credit facility.

          The notes bear interest at the rate of 3.375% per year. We will pay interest on the notes on May 15 and November 15 of each year, beginning on November 15, 2007. In addition, we will pay contingent interest to holders of notes during the period commencing May 20, 2012 and ending on November 14, 2012 and for any six-month period thereafter at a rate of 0.25% per annum upon the terms and conditions described in this prospectus.

          The notes will mature on May 15, 2027, unless earlier converted, redeemed or repurchased by us. Holders of notes may require us to repurchase some or all of their notes on May 15, 2014, May 15, 2017 and May 15, 2022 and at any time following certain fundamental change transactions as described in this prospectus. We may redeem the notes for cash in whole or in part at any time on or after May 15, 2014 at 100% of the principal amount of the notes to be redeemed, and before that date on or after May 20, 2012 at a price equal to a specified percentage of the principal amount of the notes to be redeemed plus, in each case, accrued and unpaid interest (including contingent interest, additional interest and additional amounts, if any).

          Holders of notes may convert their notes into cash and shares of our common stock, if any, at an initial conversion rate of 28.0310 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $35.67 per share), subject to adjustment upon certain events, under the following circumstances: (1) during specified periods, if the price of our common stock reaches specified thresholds described in this prospectus; (2) if the trading price of the notes is below a specified threshold; (3) at any time on or after February 15, 2027, (4) upon the occurrence of certain corporate transactions described in this prospectus or (5) in the case of notes called for redemption, at any time before the close of business on the business day before the redemption date. Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation and shares of our common stock in respect of the remainder, if any, of our conversion obligation (unless we have elected to deliver only shares of our common stock). If certain fundamental change transactions occur before May 15, 2014, we will increase the conversion rate for any notes converted in connection with those fundamental changes by a number of additional shares of common stock.

          Our common stock is listed on The Nasdaq Global Market under the symbol "SPTN." The closing sale price of our common stock on The Nasdaq Global Market on September __, 2007 was $_____ per share.

          We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Although the notes initially issued in the private placement are eligible for trading in the PORTAL market, notes sold using this prospectus will no longer be eligible for trading on the PORTAL market.

          Investing in the notes or our common stock involves risks. Please consider and read carefully the section entitled "Risk Factors" beginning on Page 7.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September __, 2007

Table of Contents

          As used in this prospectus, the terms "Spartan Stores," "we," "us," "our," and "the Company" refer to Spartan Stores, Inc. and its consolidated subsidiaries, taken as a whole, except where it is clear that the term refers only to Spartan Stores, Inc.

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information" and "Incorporation of Certain Information By Reference."

          You should rely only on the information contained or incorporated by reference into this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have materially changed since those dates.

          We may suspend the effectiveness of this prospectus and any prospectus supplement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period may not exceed an aggregate of (i) 30 days in any 90-day period; or (ii) 90 days in any 360-day period. We need not specify the nature of the event giving rise to a suspension in any notice to holders of notes of the existence of such a suspension. Each holder, by its acceptance of the notes, agrees to hold any communication by us in response to a notice of a proposed sale in confidence. Neither this prospectus nor any prospectus supplement may be used to offer or sell securities when suspended.

          Under no circumstances should the delivery of this prospectus to you create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

FORWARD-LOOKING STATEMENTS

          The matters discussed in this prospectus and the documents incorporated by reference into this prospectus include "forward-looking statements" about the plans, strategies, objectives, goals or expectations of Spartan Stores, Inc. These forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or management "expects," "anticipates," "projects," "plans," "believes," "estimates," "intends," is "optimistic" or "confident" that a particular occurrence "may," "could," "should" or "will likely" result or that a particular event "may," "could," "should," or "will likely" occur or "continue" in the future, that the "outlook" or "trend" is toward a particular result or occurrence, that a development is a "priority" or a "strategy," or similarly stated expectations. Accounting estimates such as those identified in our financial statements are inherently forward-looking. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

          In addition to other risks and uncertainties described in connection with the forward-looking statements contained in this prospectus and other periodic reports filed with the SEC, there are many important factors that could cause actual results to differ materially. Our ability to maintain and strengthen our retail-store performance; assimilate acquired stores; maintain or grow sales; respond successfully to competitors; maintain or increase gross margin; anticipate and successfully respond to openings of competitors; maintain and improve customer and supplier relationships; realize expected benefits of new relationships; realize growth opportunities; expand our customer base; reduce operating costs; sell on favorable terms assets classified as held for sale; generate cash; continue to meet the terms of our debt covenants; continue to pay dividends; and implement the other programs, plans, priorities, strategies, objectives, goals or expectations described in this prospectus, our press releases and our public comments may be affected by changes in economic conditions generally or in the markets and geographic areas that we serve, adverse effects of the changing food and distribution industries, and other factors including, but not limited to, those described under the heading "Risk Factors" in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 (which is incorporated by reference into this prospectus).

          This section and the section titled "Risk Factors" in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 are intended to provide meaningful cautionary statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This should not be construed as a complete list of all of the economic, competitive, governmental, technological and other factors that could adversely affect our expected consolidated financial position, results of operations or liquidity. We undertake no obligation to update or revise our forward-looking statements to reflect developments that occur or information obtained after the date of this prospectus.

MARKET AND INDUSTRY DATA

          The market position and industry data that are presented in this prospectus or in the documents that we have incorporated by reference into this prospectus are based upon third-party data or have been derived from third-party sources of industry data. Although we believe that such data is accurate, we have not sought to independently verify such data and we cannot assure you that such data is accurate.

SUMMARY

          The information below is only a summary of more detailed information included elsewhere in this prospectus or the documents incorporated by reference into this prospectus. This summary does not contain all the information that is important to you or that you should consider before investing in the notes or the common stock into which the notes, in certain circumstances, are convertible, as the case may be. You should carefully read this entire prospectus and the information incorporated by reference into this prospectus.

Spartan Stores, Inc.

          Spartan Stores is a leading regional grocery distributor and grocery retailer, operating principally in Michigan, Ohio and Indiana. Spartan Stores' mailing address of its principal executive office is 850 76th Street, S.W., Post Office Box 8700, Grand Rapids, Michigan 49518-8700. Spartan Stores' telephone number at its principal executive office is (616) 878-2000.

          We operate two reportable business segments: Distribution and Retail. Our Distribution segment provides a full line of grocery, general merchandise, frozen and perishable items to nearly 400 independently owned grocery stores and our 107 corporate owned stores. Our Retail segment operates 88 retail supermarkets in Michigan under the banners Family Fare Supermarkets, Felpausch Food Centers, Glen's Markets and D&W Fresh Markets, 19 deep-discount food and drug stores in Ohio and Michigan under the banner The Pharm, 14 fuel centers under the banners Family Fare Quick Stop, Felpausch Quick Stops, Glen's Quick Stop and D&W Fresh Markets Quick Stop which typically include a convenience store and are located adjacent to our supermarkets, and three convenience stores under the banner Felpausch Xpressmart.

The Notes

          The section of this prospectus entitled "Description of the Notes" contains a more detailed description of the terms and conditions of the notes, which you should carefully read and consider. As used in this section of the Summary, references to "Spartan Stores," the "Company," "we," "us" and "our" refer only to Spartan Stores, Inc. and do not include its subsidiaries, and references to "you" and "holder" refer to each registered holder of notes.

          On May 30, 2007, we sold in a private offering $110,000,000 in aggregate principal amount of 3.375% convertible senior notes due 2027 to the initial purchasers. We entered into a registration rights agreement with the initial purchasers in which we agreed, for the benefit of the holders of notes, to file a shelf registration statement with the SEC by August 28, 2007 with respect to resales of the notes and the shares of our common stock into which the notes, in certain circumstances, are convertible. This prospectus is part of that registration statement.

Issuer	Spartan Stores, Inc., a Michigan corporation.

Principal Amount of Notes	$110,000,000.

Maturity	May 15, 2027, unless earlier converted, redeemed or repurchased.

Ranking

The notes are our general unsecured obligations and rank equally in right of payment with all of our other existing and future obligations that are unsecured and unsubordinated. Because the notes are unsecured, they are effectively subordinated to our secured indebtedness ($19.5 million as of June 23, 2007) and any future secured indebtedness to the extent of the assets securing such indebtedness. The notes are structurally subordinated to our subsidiaries' indebtedness and other liabilities ($404 million as of June 23, 2007) and subsidiary guarantees of our senior credit facility.

Interest	The notes bear interest at an annual rate of 3.375%. Interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2007.

In addition, we will pay contingent interest to holders of notes during the period commencing May 20, 2012 and ending on November 14, 2012 and for any six-month period thereafter, from and including an interest payment date up to, but excluding, the next interest payment date, if the average contingent interest trading price (as defined under "Description of Notes - Interest and Contingent Interest") per $1,000 principal amount of the notes for the five-consecutive-trading-day-period ending on the third trading day immediately preceding the first day of such interest period equals 120% or more of the principal amount of the notes.

Conversion Rights

Holders may convert their notes into cash and shares of our common stock, if any, at an initial conversion rate of 28.0310 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $35.67 per share) subject to adjustments upon certain events. The notes are convertible, before the close of business on the business day immediately preceding the stated maturity, only under the following circumstances:

•          during any fiscal quarter commencing after the fiscal quarter ending September 15, 2007, if the closing sale price per share of our common stock is greater than 130% of the applicable conversion price for at least 20 trading days in the 30-consecutive-trading-day period ending on the last trading day of the preceding fiscal quarter;

•          during the five business day period following any five-consecutive-trading-day period in which the trading price of the notes for each day of such period was less than 98% of the product of the closing sale price per share of our common stock and the conversion rate in effect for the notes on each such day;

• in the case of notes called for redemption, at any time prior to the close of business one business day prior to the redemption date for the notes;

• at any time on or after February 15, 2027 until the close of business on the business day immediately preceding the stated maturity; or

• upon the occurrence of specified corporate transactions described under "Description of Notes - Conversion Rights - Conversion upon Specified Corporate Transactions."

The initial conversion rate will be adjusted for certain events, but it will not be adjusted for accrued interest (or contingent interest, additional interest or additional amounts, if any). Holders of notes will not receive any cash payment or additional shares representing accrued and unpaid interest (or contingent interest, additional interest or additional amounts, if any) upon conversion of a note, except in limited circumstances. Instead, interest (including contingent interest, additional interest and additional amounts, if any) will be deemed paid by the cash and common stock, if any, delivered to such holders upon conversion.

Upon a surrender of notes for conversion, we will deliver:

• cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation and

• shares of our common stock in respect of the remainder, if any, of our conversion obligation as described under "Description of Notes - Conversion Rights - Payment Upon Conversion" unless we have elected to satisfy our obligation upon such conversion by delivering only shares of our common stock as described under "Description of Notes - Conversion Rights - Option to Irrevocably Elect to Satisfy Future Conversion Obligations in Common Stock."

If holders of notes elect to convert their notes in connection with certain fundamental change transactions described below under "Description of Notes - Conversion Rights - Make Whole Amount" prior to May 15, 2014, we will increase the conversion rate by a number of additional shares of common stock as described under "Description of Notes - Conversion Rights - Make Whole Amount."

Redemption

We will have the right to redeem the notes for cash in whole or in part, at any time or from time to time, on or after May 15, 2014 at 100% of the principal amount of the notes to be redeemed, and prior to that date on or after May 20, 2012 at a price equal to a specified percentage of the principal amount of the notes to be redeemed, plus, in each case, any accrued and unpaid interest (including contingent interest, additional interest and additional amounts, if any) as described under "Description of Notes - Redemption at our Option."

Repurchase at the Option of the Holder

Holders of notes will have the right to require us to repurchase their notes, in whole or in part, on May 15, 2014, May 15, 2017 and May 15, 2022 for a cash price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including contingent interest, additional interest and additional amounts, if any) as described under "Description of Notes - Repurchase Rights."

Repurchase Upon Fundamental Change

If we undergo certain fundamental change transactions, holders of notes will have the right, subject to certain conditions, to require us to repurchase their notes for cash, in whole or in part, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including contingent interest, additional interest and additional amounts, if any) as described under "Description of Notes - Repurchase of Notes by Us at Option of Holder upon a Fundamental Change" (which includes the definition of the term "fundamental change").

Use of Proceeds	We will not receive any proceeds from the sale of securities by selling security holders. See "Use of Proceeds."

Trustee, Paying Agent and Conversion Agent	The Bank of New York Trust Company, N.A.

Book-Entry Form

The notes are issued in book-entry only form and are represented by one or more global notes in definitive, fully registered, book-entry form, deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated notes except in limited circumstances.

Trading

The notes are not listed on any securities exchange or included in any automated quotation system. Although the notes initially issued in the private placement are eligible for trading in the PORTAL market, notes sold using this prospectus will no longer be eligible for trading on the PORTAL market. We cannot assure you that an active or liquid market will develop or be maintained for the notes.

Trading Symbol for Our Common Stock	Our common stock is listed on The Nasdaq Global Market under the symbol "SPTN."

Risk Factors

You should carefully read and consider the information set forth under the heading "Risk Factors" in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and the other information included in or incorporated by reference into this prospectus before making an investment decision.

RISK FACTORS

          An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and the risks related to the Company described under the heading "Risk Factors" in our most recent Annual Report on Form 10-K and our subsequent quarterly reports on Form 10-Q, as well as the other information included or incorporated by reference into this prospectus before making an investment decision.

          The risks and uncertainties described below are those that we have identified as material, but are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies, such as overall U.S. and non-U.S. economic and industry conditions, including a global economic slowdown, geopolitical events, changes in laws or accounting rules, fluctuations in interest and exchange rates, terrorism, international conflicts, major health concerns, natural disasters or other disruptions of expected economic and business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, operations, liquidity, financial condition and performance, and prospects.

Risks Relating to the Company

          Certain risks related to the Company and its business are described under the heading "Risk Factors" in our most recent Annual Reports on Form 10-K, our subsequent quarterly reports on Form 10-Q, and our current reports on Form 8-K, in each case which are incorporated by reference into this prospectus, and which you should carefully review and consider.

Risks Relating to the Offering

The notes are effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness and to existing and future indebtedness and other liabilities of our subsidiaries (including subsidiary guarantees of our senior credit facility).

          Because the notes are unsecured, they will be effectively subordinated to our existing secured indebtedness ($19.5 million as of June 23, 2007) and any future secured indebtedness to the extent of the assets securing such indebtedness. The notes are structurally subordinated to our subsidiaries' existing and future indebtedness and other liabilities ($404 million, including $148 million of operating lease obligations, as of June 23, 2007) and subsidiary guarantees of our senior credit facility and any preferred equity issued by our subsidiaries.

          We rely in part on distributions and advances from our subsidiaries in order to meet our payment obligations under the notes and our other obligations. The notes are not guaranteed by our subsidiaries. Many of our subsidiaries serve as guarantors with respect to our existing credit facility. Creditors, including trade creditors, and any preferred equity holders, of each of our subsidiaries generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of notes. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, judgment creditors, and any preferred equity holders of our subsidiaries. In addition, our rights and the rights of our creditors, including the holders of notes, to participate in the assets of a subsidiary during its liquidation or reorganization will be effectively subordinated to all existing and future liabilities and any preferred equity of that subsidiary.

We may incur additional indebtedness.

          The indenture governing the notes does not prohibit us from incurring substantial additional indebtedness in the future. The indenture also permits unlimited additional secured borrowings and borrowings and preferred equity issuances by our subsidiaries. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends, make any payments on junior or other indebtedness or otherwise limit actions that may affect our liquidity, financial condition or performance, or prospects.

We will depend on the cash flows of our subsidiaries in order to satisfy our obligations under the notes.

          If our subsidiaries are unable to pay us dividends or otherwise make payments to us, we may not be able to make debt service payments on the notes. Our operating cash flows and consequently our ability to service our debt, including the notes, is substantially dependent upon our subsidiaries' earnings and cash flows and their distributions to us and may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. Our subsidiaries' ability to make payments to us may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness, the terms of our credit facility, applicable laws and other factors.

Some significant transactions may not constitute a fundamental change that would obligate us to offer to repurchase the notes or to increase the conversion rate.

          If we undergo certain fundamental change transactions, holders of notes will have the right, subject to certain conditions, to require us to repurchase their notes for cash, in whole or in part, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including contingent interest, additional interest and additional amounts, if any) up to but excluding the date of repurchase.

          This right will not, however, afford protection to holders of notes in the event of all potentially significant transactions. For example, we will not be required to repurchase any notes upon the occurrence of a fundamental change or be required to increase the conversion rate upon conversion in connection with a fundamental change if more than 90% of the consideration in the transaction consists of Listed Common Equity (as defined under "Description of Notes - Repurchase of Notes by Us at Option of Holder upon a Fundamental Change"). Furthermore, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes or to increase the conversion rate. In the event of any such transaction, holders of notes may be adversely affected since our leverage may increase and our capital structure and possibly our credit ratings may otherwise be negatively impacted.

We may not be able to repurchase the notes upon a fundamental change or upon the exercise of a holder's option to require us to repurchase the notes, or to pay cash upon conversion of the notes.

          We may not have the financial resources, or be able to arrange financing, to deliver the cash payable upon a future required repurchase or conversion of the notes. In addition, the loan agreement governing our senior credit facility requires that we have a minimum of $10.0 million of excess availability (unused borrowing capacity) under that facility at all times. Furthermore, it will be an event of default under our senior credit facility if we are required to convert notes for cash if our excess availability under that facility has been less than $25.0 million for the ten consecutive days preceding the conversion and after giving effect to the payment. If we are required under the indenture to convert notes for cash or repurchase notes, we must give the agent under our senior credit facility not less than one business day's notice if such conversion or repurchase requires payments in excess of $5.0 million or if the aggregate amount of all such payments prior thereto has been in excess of $20.0 million. We are permitted under our senior secured credit facility to make optional prepayments or redemptions of the notes upon certain conditions, including that our excess availability under our senior credit facility has not been less than $25.0 million for the ten consecutive days preceding the payment and after giving effect to the payment. Our ability to repurchase notes for cash or to pay cash upon conversion of the notes may be further limited by restrictions on our ability to obtain funds for that purpose through dividends from our subsidiaries or other limitations or prohibitions contained in our future financing arrangements or otherwise.

          Failure to repurchase notes for cash or to pay cash upon conversion of the notes would constitute an event of default under the notes, which currently would and in the future could result in a default under our financing arrangements, thereby leading to the acceleration and required prepayment of the related indebtedness and further impacting our ability to make the required cash payments on the notes.

The conversion rate adjustment for any notes converted in connection with specified fundamental changes may not adequately compensate holders of notes for any loss they may experience as a result of such fundamental changes.

          If holders of notes elect to convert their notes in connection with certain fundamental changes described under "Description of Notes - Conversion Rights" prior to May 15, 2014, we will increase the conversion rate by a number of additional shares of common stock. The number of additional shares of common stock will be determined based on the date on which the specified fundamental change becomes effective and the price paid per share of our common stock in such specified fundamental change as described under "Description of Notes - Conversion Rights - Make-Whole Amount." In no event will the number of additional shares of our common stock issuable upon conversion as a result of a fundamental change exceed 10.3714 per $1,000 principal amount of notes (subject to adjustment in the same manner as the conversion rate for the notes). In addition, no additional shares will be added to the conversion rate if the stock price is in excess of $100 per share (subject to adjustment) or less than $26.04 per share (subject to adjustment).

          The conversion rate increase, if any, applicable to conversion of the notes in connection with a specified fundamental change may not adequately compensate holders of notes for any loss they may experience as a result of that fundamental change. In addition, there are certain fundamental changes in respect of which holders of notes will not be compensated at all.

The conversion rate of the notes may not be adjusted for all dilutive events.

          The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under "Description of Notes - Conversion Rights - Conversion Rate Adjustments." The conversion rate will not be adjusted for all events that may adversely affect the trading price of the notes or the common stock.

Holders of Notes may have to pay taxes with respect to distributions on our common stock that they do not receive.

          The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See "Description of Notes - Conversion Rights - Conversion Rate Adjustments." If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, holders of notes may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that they do not actually receive such distribution. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of notes or to common shareholders. The amount that holders of notes would have to include in income will generally be equal to the amount of the distribution that they would have received if they had converted their notes into our common stock prior to such distribution. In addition, Non-U.S. Holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "U.S. Federal Income Tax Considerations."

There is no established public trading market for the notes.

          The notes are a new issue of securities for which there is no established public trading market. Although the notes initially issued in the private placement are eligible for trading by qualified institutional buyers in the PORTAL market, notes sold using this prospectus will no longer be eligible for trading on the PORTAL market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. As a result, an active trading market for the notes may not develop or be maintained. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, holders of notes may not be able to sell their notes at a particular time, or at all, or holders of notes may not be able to sell their notes at a favorable price. The liquidity of any trading market and future trading prices of the notes will depend on many factors, including:

•	our financial condition and performance and liquidity;

•	our strategy and prospects;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

          It is possible that the market for the notes will be subject to disruptions. Any such disruptions are beyond our control and may have a negative effect on a holder of the notes. The market-makers may discontinue their activities at any time, in their sole discretion, which could further negatively impact the ability of the holders of the notes to sell the notes or the prevailing market price at the time they choose to sell.

The trading price of the notes will be directly affected by the market price of our common stock, which is impossible to predict.

          The trading price of the notes will be directly affected by the market price of our common stock, which is impossible to predict. The market price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes.

The conditional conversion feature of the notes could result in holders of notes not receiving the value of the common stock into which the notes are convertible.

          The notes are convertible into cash and common stock, if any, only if specific conditions are met. If the specific conditions for conversion are not met, holders of notes may not be able to receive the value of the common stock into which their notes would otherwise be convertible. In addition, the conversion conditions could affect the trading prices of the notes.

Upon conversion of the notes, holders of notes may receive less consideration than expected because the value of our common stock may decline after they exercise their conversion right.

          The settlement amount that holders of notes will receive upon conversion of their notes is determined on the basis of the closing sale price of our common stock for each of the 20 consecutive trading days beginning on (i) the redemption date if prior to the relevant conversion date we have called the notes that are being converted for redemption, (ii) the maturity date if the relevant conversion date is on or after April 12, 2027, or (iii) the second trading day after the day the notes are tendered for conversion, as described in this prospectus. Accordingly, if the price of our common stock decreases after holders of notes tender their notes for conversion, the settlement amount they will receive will be adversely affected.

Future issuances and sales of our common stock could lower the market price of our common stock and adversely impact the trading price of the notes.

          The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock. In the future, we may sell additional shares of our common stock to raise capital and may issue shares of common stock, or securities convertible into or exchangeable or exercisable for shares of common stock, under our equity compensation plans. In addition, shares of our common stock are reserved for issuance on the exercise of stock options, warrants or rights and on conversion of the notes.

The market price of our common stock may fluctuate significantly.

          The market price of our common stock may fluctuate significantly in response to many factors, including:
•	the extent of institutional investor interest in us;

•	the attractiveness of the securities of companies in our industry compared to those in other industries;

•	our financial condition and performance;

•	our strategy and prospects;

•	our ability to pay dividends to our shareholders and, if applicable, the level of dividends paid;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	an increase in market interest rates, which may lead prospective investors to demand a higher dividend rate in relation to the price paid for our shares;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	future issuances of our common stock or securities convertible into or exchangeable or exercisable for our common stock;

•	actions by institutional shareholders or hedge funds, including trading or hedging activity; and

•	general economic and financial market conditions.

          The risk of volatile or depressed market prices of our common stock will impact the trading prices for the notes and holders who receive shares of our common stock upon the conversion of their notes, if any. In addition, many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our financial condition, results of operations, strategy and prospects. The market price of our common stock may fall in the future, which would adversely affect holders of shares of our common stock and holders of notes.

The accounting treatment of the notes could change in a manner that has a negative impact on our reported earnings and earnings per share.

          We are advised that the Financial Accounting Standards Board has under consideration a proposal which would change the accounting principles which govern our accounting treatment of the notes. One proposal would, if issued, require us to record interest expense for the notes from time to time in amounts that exceed the amounts we actually pay. Such an increase in our recorded interest expense would result in a decrease in our reported net income and earnings per share. The notes are convertible into cash and common stock, if any, only if certain conditions are met. A negative influence on market value of our common stock could have an adverse impact on the ability of holders to convert notes, the value received upon conversion and the trading prices of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

          Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting the common stock. Holders of notes will have rights with respect to our common stock only from and after the conversion date relating to any conversion of their notes, and then only if and to the extent that the settlement amount includes shares of our common stock. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date in respect of which shares of our common stock are deliverable to holders of notes as part of the settlement amount, such holders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

An adverse rating of the notes may cause the trading price of the notes or our common stock to fall.

          We do not intend to seek a rating on the notes. However, if in the future one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce or withdraw their rating, or place the notes on "watch list," in the future, the market price of the notes and our common stock would be adversely affected.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth Spartan Stores' ratio of earnings to fixed charges for the periods indicated.
	Fiscal Year Ended
	2007 Pro Forma(1)	March 31, 2007	March 25, 2006	March 26, 2005	March 27, 2004	March 29, 2003

Ratio of Earnings to Fixed Charges(2)	3.27	2.75	2.89	2.57	0.58	(1.09)
Deficiency(3)					$ (9,266)	$ (55,069)

	Fiscal Quarter Ended
	June 23, 2007 Pro Forma(1)	June 23, 2007	June 27, 2006

Ratio of Earnings to Fixed Charges(2)	3.47	3.18	1.80

_________________________
(1)  The pro forma ratios of earnings to fixed charges assumes that the notes having an aggregate principal amount of $110 million were outstanding for the entire period and that the net proceeds of the note offering were from time to time applied to repayment of indebtedness under our senior secured revolving credit facility, and that any excess was invested in short term investments.

(2)  For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax earnings from continuing operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest cost, whether expensed or capitalized, the interest component of rental expense and amortization of debt issue costs, whether expensed or capitalized.

(3)  Amount represents the deficiency in earnings to achieve a one to one ratio.

USE OF PROCEEDS

          We will not receive any of the proceeds from the sales by selling securityholders of securities pursuant to this prospectus. See "Selling Securityholders" for a list of the persons receiving the proceeds from the sales of securities pursuant to this prospectus.

DESCRIPTION OF NOTES

          We issued the notes under an indenture, dated as of May 30, 2007, between us and The Bank of New York Trust Company, N.A., as trustee. Each holder of notes may request a copy of the indenture from us at the address set forth under "Where You Can Find More Information."

          The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated into this prospectus by reference. We urge holders of notes to read the indenture and the notes because they, and not this description, define the rights of each holder of notes.

          As used in this section, "Description of Notes," references to "Spartan Stores," the "Company," "we," "us" and "our" refer only to Spartan Stores, Inc. and do not include its subsidiaries, and references to "you" and "holder" refer to each registered holder of notes.

General

          On May 30, 2007, we sold in a private offering $110,000,000 in aggregate principal amount of 3.375% convertible senior notes due 2027 to the initial purchasers for resale to qualified institutional buyers within the meaning of Rule 144A under the Securities Act.

          The notes will mature on May 15, 2027 unless earlier converted, redeemed or repurchased. Each holder of notes has the option, subject to certain qualifications and the satisfaction of certain conditions, to convert its notes into cash and shares, if any, of our common stock at an initial conversion rate of 28.0310 shares per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $35.67 per share of common stock. The conversion rate is subject to adjustment if certain events occur.

          Upon a surrender of a holder's notes for conversion, unless we have previously exercised our option to satisfy all of our future conversion obligations entirely in common stock as described below under "- Conversion Rights - Option to Irrevocably Elect to Satisfy Future Conversion Obligations in Common Stock," we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation. We will deliver shares of our common stock in respect of the remainder, if any, of our conversion obligation, as described below under "- Conversion Rights - Payment Upon Conversion." If we deliver common stock upon conversion of a note, a holder will not receive fractional shares but a cash payment to account for any such fractional share, as described below. A holder will not receive any cash payment for interest (or contingent interest, additional interest or additional amounts, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

          The notes are our senior, unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. The notes are issuable only in denominations of $1,000 principal amount and integral multiples thereof. References to "a note" or "each note" in this prospectus refer to $1,000 principal amount of the notes.

          As used in this prospectus, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City.

          Any reference to "common stock" means our common stock, no par value.

          Each holder and beneficial owner of the notes, by acquiring or holding the notes (or a beneficial interest therein), will be deemed to have agreed in the indenture, for U.S. federal income tax purposes, to treat the notes as "contingent payment debt instruments" and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for U.S. federal income tax purposes will be 8.25% per annum, compounded semi-annually, which is the comparable yield, or the rate at which we would have borrowed senior debt on a non-contingent, nonconvertible basis at the original issue date of the notes. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. See "U.S. Federal Income Tax Considerations." YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE NOTES AND WHETHER AN INVESTMENT IN THE NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

Interest and Contingent Interest

          The notes bear interest at a rate of 3.375% per year. In addition, we will pay contingent interest to holders of notes during the period commencing May 20, 2012 and ending on November 14, 2012 and for any six-month period thereafter, from and including an interest payment date up to, but excluding, the next interest payment date, if the average contingent interest trading price (as defined below) per $1,000 principal amount of the notes for the five-consecutive-trading-day period ending on the third trading day (as defined below) immediately preceding the first day of such interest period equals 120% or more of the principal amount of the notes.

          During any interest period in which contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the notes will equal 0.25% per annum of the average contingent interest trading price of $1,000 principal amount of notes during the five-consecutive-trading-day period ending on the third trading day immediately preceding the first day of the applicable interest period used to determine whether contingent interest must be paid.

          For so long as the notes are held in book-entry only form, interest (including contingent interest, additional interest and additional amounts, if any) will be payable on each interest payment date to the person in whose name a given note is registered at the close of business on the business day before the interest payment date (each, a "record date"). In the event that the notes do not remain in book-entry only form or are not in the form of a global certificate, we will have the right to select record dates, which will be at least one business day before an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from May 30, 2007 or from the most recent date to which interest has been paid or duly provided for. We will pay interest (including contingent interest, additional interest and additional amounts, if any) semi-annually, in arrears on May 15 and November 15 of each year, commencing on November 15, 2007.

          Contingent interest, if any, will accrue from and including the first day of any relevant interest period to but excluding, and be payable on, the interest payment date at the end of such interest period to holders of notes as of the record date relating to such interest payment date. In the event of any determination that holders will be entitled to receive contingent interest with respect to an interest period, we will promptly (i) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information or (ii) provide notice to the holders of notes in a manner contemplated by the indenture, including through the facilities of DTC.

          "Contingent interest trading price" means, on any date of determination, the average of the secondary market bid quotations per note obtained by the trustee for $5,000,000 aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that:
•	if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and

•	if only one such bid can reasonably be obtained by the trustee, this one bid shall be used;

provided further that if no bids are received or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the contingent interest trading price of the notes on such date of determination will be (a) the applicable conversion rate (as defined below) of the notes multiplied by (b) the closing sale price of our common stock on such determination date.

          Upon conversion of a note, a holder will not receive any cash payment of interest (including contingent interest, additional interest and additional amounts, if any) unless, as described below, such conversion occurs after the close of business on a record date and prior to the opening of business on the interest payment date to which that record date relates or such conversion occurs during a registration default as described under "- Registration Rights" below. If we deliver common stock upon surrender of a note for conversion, we will not issue fractional shares of common stock. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of the common stock on the trading day immediately prior to the conversion date. Our delivery to a holder of the full amount of cash and common stock, if any, as described below under "- Conversion Rights - Payment upon Conversion," together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:
•	the principal amount of the note; and

•	accrued but unpaid interest (including contingent interest, additional interest and additional amounts, if any) to but excluding the conversion date.

As a result, accrued but unpaid interest (including contingent interest, additional interest and additional amounts, if any) up to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a general discussion of the U.S. federal income tax treatment upon receipt of our common stock upon conversion, see "U.S. Federal Income Tax Considerations."

          Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date but prior to the opening of business on the interest payment date to which that record date relates, holders of such notes at the close of business on the record date will receive the interest (including contingent interest, additional interest and additional amounts, if any) payable on the notes on such interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including contingent interest, additional interest and additional amounts, if any) payable on the notes so converted on the next succeeding interest payment date. However, no such payment need be made:
•	in connection with any conversion following the record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date;

•	if a scheduled repurchase date occurs after a record date and on or prior to the corresponding interest payment date; or

•

to the extent of any overdue interest (including overdue contingent interest, additional interest and additional amounts, if any) if the same exists at the time of conversion with respect to such note.

In addition, notwithstanding the previous paragraph, we will pay, on the stated maturity, accrued and unpaid interest to but excluding such stated maturity on any notes surrendered for conversion on or after April 12, 2027 to a converting holder.

          If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date, as the case may be, to that next succeeding business day.

Conversion Rights

General

          Subject to the qualifications and the satisfaction of the conditions and during the periods described below, holders will have the right to convert their notes prior to the close of business on the business day immediately preceding the maturity date, initially at a conversion rate of 28.0310 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $35.67 per share of common stock. Upon a surrender of a holder's notes for conversion, unless we have previously exercised our option to satisfy all of our future conversion obligations entirely in common stock as described below under "- Option to Irrevocably Elect to Satisfy Future Conversion Obligations in Common Stock," we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation. We will deliver shares of our common stock in respect of the remainder, if any, of our conversion obligation, as described below under "- Payment Upon Conversion."

          The conversion rate in effect at any given time is referred to in this prospectus as the "applicable conversion rate" and will be subject to adjustments as described under "- Conversion Rate Adjustments," but it will not be adjusted for accrued interest. The "applicable conversion price" at any given time is equal to the principal amount of a note divided by the applicable conversion rate. Holders will be entitled to convert notes in denominations of $1,000 principal amount or multiples thereof. Upon surrender of a note for conversion, we will deliver cash and shares of our common stock, if any, as described below under "- Payment upon Conversion."

          A holder may convert its notes in whole or in part only in the following circumstances, which are described in more detail below, and to the following extent:
•	upon satisfaction of the sale price condition;

•	upon satisfaction of the trading price condition;

•	if we have called notes for redemption, until the close of business one business day prior to the redemption date for such notes;

•	at any time on or after February 15, 2027; or

•	upon the occurrence of specified corporate transactions.

          Upon any determination by us that holders are or will be entitled to convert their notes in accordance with the foregoing provisions, we will issue a press release and publish the information on our website.

          A holder that has submitted its notes for repurchase on a scheduled repurchase date or upon a fundamental change may not subsequently convert those notes unless it validly withdraws its repurchase notice on a timely basis as described below under "- Repurchase Rights" or "- Repurchase of Notes by Us at Option of Holder upon a Fundamental Change."

          If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because a holder requests the shares to be issued or delivered to another person, in which case that holder will pay that tax.

          Our ability to pay cash to holders upon conversion may be restricted by the loan agreement governing our senior credit facility, limitations or prohibitions on our ability to obtain funds for such payment through dividends from our subsidiaries, the terms of our other then existing financing arrangements or otherwise. See "Risk Factors - Risks Relating to this Offering - We may not be able to repurchase the notes upon a fundamental change or upon the exercise of a holder's option to require us to repurchase the notes, or to pay cash upon conversion of the notes."

Conversion upon Satisfaction of Sale Price Condition

          A holder may surrender any or all of its notes for conversion during any fiscal quarter after the fiscal quarter ending September 15, 2007 if the closing sale price per share of our common stock for at least 20 trading days during the 30-consecutive-trading-day period ending on the last trading day of the previous fiscal quarter is more than 130% of the applicable conversion price per share of our common stock on such last trading day.

          The "closing sale price" of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by The Nasdaq Global Market or, if our common stock is not reported by The Nasdaq Global Market, in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the closing sale price will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the closing sale price will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

          A "trading day" is any day on which (i) there is no market disruption event (as defined below) and (ii) The Nasdaq Global Market or, if our common stock is not listed on The Nasdaq Global Market, the principal national securities exchange on which our common stock is listed, admitted for trading or quoted, is open for trading or, if the common stock is not so listed, admitted for trading or quoted, any business day. A "trading day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

          A "market disruption event" means the occurrence or existence for more than one half-hour in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The Nasdaq Global Market or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

          We will determine daily whether the notes are convertible as a result of the closing sale price of our common stock and will notify the trustee of such determination.

Conversion upon Satisfaction of Trading Price Condition

          A holder may surrender any or all of its notes for conversion during the five business days immediately following any five-consecutive-trading day period in which the trading price per $1,000 principal amount of the notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of that period was less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate of the notes on each such day.

          The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5,000,000 aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that:
•	if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and

•	if only one such bid can reasonably be obtained by the trustee, this one bid shall be used;

provided further that if no bids are received, then for purposes of determining whether the trading price condition has been met the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate of the notes on that day.

          The trustee will have no obligation to determine the trading price of the notes as described in this section unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate of the notes on that day. At such time, we will instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing price of our common stock and the applicable conversion rate of the notes.

Conversion upon Notice of Redemption

          Holders may surrender for conversion any or all of its notes called for redemption at any time prior to the close of business one business day prior to the redemption date for such notes, even if those notes are not otherwise convertible at that time.

Conversion on or after February 15, 2027

          A holder may surrender any or all of its notes for conversion at any time on or after February 15, 2027 until the close of business on the business day immediately preceding the maturity date.

Conversion upon Specified Corporate Transactions

   Certain Distributions

          If we elect to:

•

distribute to all or substantially all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the closing sale price of a share of our common stock on the trading day immediately preceding the announcement date of the distribution; or

•

distribute to all or substantially all holders of our common stock, assets (including cash), debt securities or rights or warrants to purchase our securities, which distribution has a per-share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the announcement date for such distribution, we must notify holders of notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise could participate in the distribution without conversion. The "ex-dividend" date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

   Fundamental Change Transactions

          If a fundamental change occurs, regardless of whether a holder has the right to put the notes as described under "- Repurchase of Notes by Us at Option of Holder upon a Fundamental Change," a holder may surrender notes for conversion at any time from and including the effective date of the transaction until and including the 30th business day following such effective date. We will notify holders and the trustee at the same time we publicly announce such transaction (but in no event less than five business days prior to the anticipated effective date of such transaction).

          If a holder elects to convert its notes in connection with certain fundamental change transactions described below under "- Make Whole Amount" the effective date of which occurs prior to May 15, 2014, we will increase the applicable conversion rate by a number of additional shares of our common stock as described below under "- Make Whole Amount."

          If a transaction described above occurs, a holder may also have the right to require us to repurchase all or a portion of its notes, as described under "- Repurchase of Notes by Us at Option of Holder upon a Fundamental Change."

Conversion Procedures

          To convert a note, a holder must do each of the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this notice to the conversion agent, which notice will be irrevocable;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

          The date a holder complies with these requirements is the "conversion date" under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date and the converting holder will be treated as a shareholder of record of Spartan Stores as of that time. If a holder's interest is a beneficial interest in a global note, to convert, a holder must comply with the last three requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global note.

          The conversion agent will initially be the trustee. The conversion agent will convert the notes into cash and shares, if any, of common stock at an initial conversion rate of 28.0310 shares per $1,000 principal amount of notes. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Payments of cash and, if common stock is to be delivered, a stock certificate or certificates will be delivered to the holder, or a book-entry transfer through DTC will be made, for the number of shares of common stock determined as set forth below under "- Payment upon Conversion."

Payment upon Conversion

          In connection with any conversion, we will satisfy our obligation to convert the notes (the "conversion obligation") by delivering to holders in respect of each $1,000 aggregate principal amount of notes being converted a "settlement amount" equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days in the cash settlement averaging period.

          The "daily settlement amount" for each of the 20 consecutive trading days in the cash settlement averaging period shall consist of:
(1)	cash equal to the lesser of $50 and the daily conversion value; and

(2)

to the extent the daily conversion value exceeds $50, a number of shares equal to (A) the difference between the daily conversion value and $50 (such difference being referred to as the "daily excess amount"), divided by (B) the closing sale price of our common stock for such trading day (or the consideration into which one share of our common stock has been converted or exchanged in connection with certain corporate transactions).

          We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common stock on the trading day immediately preceding the conversion date. Upon conversion of a note, a holder will not receive any cash payment of interest (including contingent interest, additional interest and additional amounts, if any) unless such conversion occurs between a record date and the interest payment date to which that record date relates. We will deliver the settlement amount on the third business day following the expiration of the cash settlement averaging period.

          The "daily conversion value" means, for each of the 20 consecutive trading days during the cash settlement averaging period, one-twentieth (1/20th) of the product of (1) the applicable conversion rate and (2) the closing sale price of our common stock on such trading day.

          The "cash settlement averaging period" with respect to any notes means the 20-consecutive-trading-day period beginning:
•	on the redemption date if prior to the relevant conversion date we have called the notes that are being converted for redemption;

•	on the maturity date if the relevant conversion date is on or after April 12, 2027; and

•	on the second trading day after the relevant conversion date.

          If a holder tenders notes for conversion and the daily conversion value is being determined at a time when the notes are convertible into other property in addition to or in lieu of our common stock, the settlement amount will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof for each applicable trading day during the cash settlement averaging period, as described under "- Conversion Rate Adjustments."

Option to Irrevocably Elect to Satisfy Future Conversion Obligations in Common Stock

          Notwithstanding the provisions described above under "- Payment upon Conversion," at any time on or prior to May 15, 2014 we may irrevocably elect, in our sole discretion without the consent of the holders of notes, to satisfy all of our future conversion obligations entirely in common stock (a "physical settlement election"). If, in the future, we make a physical settlement election, we will deliver to you, in respect of any notes that you convert after that election, a number of shares equal to (i) the aggregate principal amount of notes to be converted (ii) divided by $1,000 and (iii) multiplied by the applicable conversion rate (which will include any increase to reflect any additional shares which you may be entitled to receive as described under "- Make-Whole Amount"). We will deliver such shares on the third business day after the conversion date.

          Although we have a right to elect physical settlement, we do not presently intend to make that election.

          Prior to making any physical settlement election, we may irrevocably elect to waive our right to make any such election. Any such waiver would be effective upon our delivery to the trustee of a notice that we are irrevocably waiving our ability to make a physical settlement election at any time in the future with respect to the notes. If we make a physical settlement election in the future, that election will be irrevocable and our right to waive the ability to make a physical settlement election will expire.

Conversion Rate Adjustments

          The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

   (1) If we issue our common stock as a dividend or distribution on our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:
CR1 = CR0 ×	OS1
OS0

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

CR1 = the new conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date, or effective date; and

OS1 = the number of shares of our common stock outstanding immediately prior to such ex- dividend date, or effective date but after giving effect to such dividend, distribution, share split or share combination.

   If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

   (2) If we distribute to all, or substantially all, holders of our common stock any rights, warrants or options entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase our common stock at an exercise price per share of our common stock less than the average of the closing sale prices of our common stock for each trading day in the 10-consecutive-trading-day period ending on the trading day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula:
CR1 = CR0 ×	(OS0 + X)
(OS0 + Y)

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the number of shares of our common stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants or options and (B) the average of the closing sale prices of our common stock for each trading day in the 10-consecutive-trading-day period ending on the trading day immediately preceding the date of announcement for the issuance of such rights, warrants or options.

   For purposes of this clause (2), in determining whether any rights, warrants or options entitle the holders to subscribe for or purchase our common stock at less than the average of the closing sale prices for each trading day in the applicable 10-consecutive-trading-day period, there shall be taken into account any consideration we receive for such rights, warrants or options and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right, warrant or option described in this clause (2) is not exercised prior to the expiration of the exercisability thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant or option had not been so issued.

   (3) If we distribute shares of our capital stock, evidences of indebtedness or other assets or property to all, or substantially all, holders of our common stock, excluding:

(A) dividends, distributions, rights, warrants or options referred to in clause (1) or (2) above;

(B) dividends or distributions paid exclusively in cash; and

(C) Spin-Offs described below in this clause (3),

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
(SP0 - FMV)

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of closing sale prices of our common stock for each trading day in the 10-consecutive-trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date or the ex-dividend date for such distribution.

   With respect to an adjustment pursuant to this clause (3), where there has been a payment of a dividend or other distribution to all, or substantially all, holders of our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to our subsidiary or other business unit (a "Spin-Off"), the conversion rate in effect immediately before the close of business on the effective date of the Spin-Off will be adjusted based on the following formula:
CR1 = CR0 ×	(FMV0 + MP0)
MP0

where

CR0 = the conversion rate in effect immediately prior to the effective date of the Spin-Off;

CR1 = the new conversion rate after the Spin-Off;

FMV0 = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days after, and including, the effective date of the Spin-Off; and

MP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading days after, and including, the effective date of the Spin-Off.

   An adjustment to the conversion rate made pursuant to the immediately preceding paragraph will occur on the 10th trading day from, and including, the effective date of the Spin-Off; provided that in respect of any conversion within the 10 trading days following, and including, the effective date of any Spin-Off, references within this clause (3) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such Spin-Off and the conversion date in determining the applicable conversion rate.

   If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

   (4) If we make any cash dividend or distribution to all, or substantially all, holders of our outstanding common stock, other than regular quarterly cash dividends (without regard to the actual quarterly period in which paid) that do not exceed $0.05 per share (the "reference dividend"), the conversion rate will be adjusted based on the following formula:
CR1 = CR0 ×	SP0
(SP0 - C)

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate immediately after the ex-dividend date for such distribution;

SP0 = the average of the closing sale prices of our common stock for each trading day in the 10-consecutive-trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share that we distribute to holders of our common stock in respect of the applicable quarterly period that exceeds the reference dividend.

   If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

   The reference dividend amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the reference dividend amount for any adjustment made to the conversion rate under this clause (4).

   Notwithstanding the foregoing, if an adjustment is required to be made under this clause (4) as a result of a distribution that is not a regular quarterly dividend, the reference dividend amount will be deemed to be zero.

   (5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of a share of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be adjusted based on the following formula:
CR1 = CR0 ×	(AC + (SP1 × OS1))
(SP1 × OS0)

where

CR0 = the conversion rate in effect on the day immediately following the date such tender or exchange offer expires;

CR1 = the new conversion rate in effect after such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for our common stock purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1 = the average of the closing sale prices of our common stock for each trading day in the 10-consecutive-trading-day period commencing on the trading day following the date such tender or exchange offer expires.

   The adjustment to the conversion rate under this clause (5) will occur on the 10th trading day from, and including, the trading day following the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

          In addition to these adjustments, we may in our sole discretion increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our notes resulting from any dividend or distribution of capital stock issuable upon conversion of the notes (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of notes at least 15 days' prior notice of such an increase in the conversion rate. For a general discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate of the notes, see "U.S. Federal Income Tax Considerations - U.S. Holders - Constructive Dividends to Holders of Notes."

          To the extent that we have a rights plan in effect upon any conversion of the notes into common stock, a holder will receive, in addition to the common stock, the rights under the rights plan, unless, prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as described in clause (3) above. A further adjustment will occur as described in clause (3) above, if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

          Following:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a conveyance, transfer, sale, lease or other disposition to another person or entity of all or substantially all of our assets;

the settlement amount in respect of our conversion obligation will be computed as set forth under "- Payment upon Conversion" above, based on the kind and amount of shares of stock, securities, or other property or assets (including cash or any combination thereof) that holders of our common stock are entitled to receive in respect of each share of our common stock in such transaction (the "reference property") and reference property will be delivered in lieu of the shares of our common stock that would have otherwise been deliverable upon conversion. If holders of common stock would be entitled to elect the kind of consideration for their common stock received in any transaction described in the previous sentence, the consideration for common stock upon which the reference property will be based will be determined based on the weighted average of the kind and amount of consideration received by the holders of our common stock that affirmatively make such an election. The determination of the reference property will apply to all of the notes and we will notify the trustee of the composition of the reference property promptly after it is determined.

          The applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not outstanding as of the date the notes were first issued (unless explicitly otherwise provided in this section, "- Conversion Rate Adjustments");

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest (including contingent interest, additional interest and additional amounts, if any).

          Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

          We will not take any action that would result in an adjustment pursuant to the above provisions without complying with the shareholder approval rules of The Nasdaq Global Market or any stock exchange on which our common stock is listed at the relevant time.

          Notwithstanding anything in this section, "- Conversion Rate Adjustments," to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, upon any conversion of the notes.

Make-Whole Amount

          If the effective date of a transaction described under clause (1) or (3) of the definition of "fundamental change" occurs (regardless of whether the holder has the right to require us to repurchase the notes) prior to May 15, 2014 and 10% or more of the consideration for our common stock in the transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national or regional securities exchange (collectively, "Listed Common Equity") and the notes are surrendered for conversion in connection with such transaction, we will increase the applicable conversion rate by a number of additional shares of our common stock (the "additional shares") as described below. We will notify holders at least five business days prior to the anticipated effective date of any transaction described in this paragraph.

          A conversion of the notes will be deemed for these purposes to be "in connection with" a given fundamental change if the related conversion notice is received by the conversion agent during the period from and including the effective date of the transaction until and including the 30th business day following such effective date.

          The number of additional shares will be determined by reference to the table below, based on the date on which the transaction becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in the transaction. If holders of our common stock receive only cash in the transaction, the stock price will be the cash amount paid per share of our common stock. Otherwise, the stock price will be the average of the closing sale prices of our common stock on the five trading days immediately prior to but not including the effective date of the transaction.

          The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under "- Conversion Rate Adjustments." The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "- Conversion Rate Adjustments."

          The following table sets forth the stock price, effective date and number of additional shares per $1,000 principal amount of notes:
	Stock Price
Effective Date	$26.04	$30.00	$35.67	$40.00	$45.00	$50.00	$55.00	$60.00	$70.00	$80.00	$90.00	$100.00
May 23, 2007	10.3714	8.0190	5.7733	4.5865	3.7068	2.9690	2.5072	2.0807	1.5533	1.2103	0.9546	0.7760
May 15, 2008	10.3714	7.4357	5.1622	4.0190	3.1646	2.4550	2.0399	1.6523	1.1947	0.9115	0.7068	0.5650
May 15, 2009	10.3714	7.0923	4.7697	3.6440	2.8134	2.1210	1.7454	1.3907	1.0604	0.7528	0.5868	0.4660
May 15, 2010	10.3714	6.3823	4.0099	2.9565	2.1757	1.5310	1.2363	0.9440	0.6476	0.4902	0.3834	0.3060
May 15, 2011	10.3714	5.2057	2.6755	1.7440	1.0401	0.5510	0.3890	0.2307	0.1319	0.0952	0.0723	0.0570
May 15, 2012	10.3714	4.2257	0.2729	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
May 15, 2013	10.3714	4.5857	0.1383	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
May 15, 2014	10.3714	5.3023	0.0038	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

          The maximum amount of additional shares is 10.3714 per $1,000 principal amount of notes, subject to adjustment in the same manner as in the conversion rate as set forth under "Description of Notes - Conversion Rights - Conversion Rate Adjustments" and in no event will the number of additional shares of our common stock issuable upon conversion as a result of a fundamental change exceed that amount.

          The exact stock prices and effective dates may not be set forth in the table above, in which case:
•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $100.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $26.04 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Redemption at our Option

          Prior to May 20, 2012, we will not have the right to redeem the notes. We will have the right to redeem the notes in whole or in part, at any time or from time to time, on or after May 20, 2012 upon not less than 30 nor more than 60 days prior notice by mail, for a cash price equal to the percentage specified in the table below of the principal amount of the notes to be redeemed plus any accrued and unpaid interest (including contingent interest, additional interest and additional amounts, if any) thereon up to, but not including, the redemption date. If the redemption date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay the related interest (including contingent interest, additional interest and additional amounts, if any) to the person to whom principal is payable.
Period Commencing	Redemption Price

May 20, 2012	100.96%
May 15, 2013	100.48%
May 15, 2014 and thereafter	100.00%

          If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, on a pro rata basis or by another method the trustee considers appropriate. If the trustee selects a portion of a holder's notes for partial redemption and that holder converts a portion of the same notes, the converted portion will be deemed first to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to:
•

issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Repurchase Rights

          Holders have the right to require us to repurchase their notes in whole or in part on May 15, 2014, May 15, 2017 and May 15, 2022, each of which we refer to as a "repurchase date." We will be required to repurchase any outstanding notes for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the second business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the notes covered by the notice of withdrawal.

          Our ability to repurchase notes for cash upon any repurchase date may be restricted by the loan agreement governing our senior credit facility, limitations or prohibitions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our other then existing financing arrangements or otherwise. See "Risk Factors - Risks Relating to this Offering - We may not be able to repurchase the notes upon a fundamental change or upon the exercise of a holder's option to require us to repurchase the notes, or to pay cash upon conversion of the notes." No notes may be repurchased by us at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to the notes.

          The repurchase price will be payable in cash and will be equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest (including contingent interest, additional interest and additional amounts, if any) on such repurchase date. If the repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay the related interest (including contingent interest, additional interest and additional amounts, if any) to the person to whom principal is payable. To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the second business day prior to the repurchase date. The required repurchase notice shall state:
•	if certificated notes have been issued, the certificate number of the notes (or if the notes are not certificated, the notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to repurchase such notes pursuant to the applicable provisions of the notes and the indenture.

          A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the second business day prior to the repurchase date. The notice of withdrawal shall state:
•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn (or, if the notes are not certificated, the notice must comply with appropriate DTC procedures); and

•	the principal amount of the notes, if any, that remain subject to the repurchase notice.

          Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with all necessary endorsements and compliance by the holder with all DTC procedures, as applicable, to the paying agent at any time after the delivery of such repurchase notice. Payment of the repurchase price for such note will be made on the business day following the later of the repurchase date or the satisfaction of the foregoing conditions. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date in accordance with the terms of the indenture, then, from and including the repurchase date, interest (including contingent interest, additional interest and additional amounts, if any) on such note will cease to accrue and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon satisfaction of the foregoing conditions.

          In connection with any repurchase of notes at the option of a holder, we will:
•	to the extent applicable, comply with the provisions of Rule 13e-4, Rule 14e-1 and comply with any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all federal and state securities laws as necessary under the indenture to effect a repurchase of notes by us at the option of a holder.

Repurchase of Notes by Us at Option of Holder upon a Fundamental Change

          If a fundamental change, as defined below, occurs prior to May 15, 2014, each holder will have the right on the fundamental change repurchase date to require us to repurchase for cash all of its notes or any portion of those notes that is equal to $1,000 in principal amount or integral multiples thereof, at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest (including contingent interest, additional interest and additional amounts, if any) thereon up to but not including the fundamental change repurchase date. If the fundamental change repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay the related interest (including contingent interest, additional interest and additional amounts, if any) to the person to whom principal is payable.

          Within 15 days after the occurrence of a fundamental change, we must give notice to each holder and the trustee of each holder's resulting repurchase right, specifying the fundamental change repurchase date (which may be no earlier than 20 business days and no later than 30 business days after the date of such notice) and the procedures that each holder must follow to require us to repurchase its notes as described below. Simultaneously with providing such notice, we will issue a press release and publish the information on our website.

          The fundamental change repurchase notice given by a holder electing to require us to repurchase its notes shall be given so as to be received by the paying agent no later than the close of business on the second business day prior to the fundamental change repurchase date and must state:
•

if certificated notes have been issued, the certificate numbers of the holder's notes to be delivered for repurchase (or, if the notes are not issued in certificated form, the fundamental change repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture.

          A holder may withdraw its fundamental change repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:
•	the principal amount of notes being withdrawn;

•

if certificated notes have been issued, the certificate numbers of the notes being withdrawn (or, if the notes are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the notes, if any, that remain subject to the fundamental change repurchase notice.

          A "fundamental change" will be deemed to have occurred at such time after the original issuance of the notes as:

(1)

a "person" or "group" (each within the meaning of Section 13(d)(3) of the Exchange Act) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the total voting power in the aggregate of classes of our capital stock entitled to vote generally in the election of directors; or

(2)	the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(3)	a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our assets to another person, other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii)

pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or

•

any consolidation, merger, share exchange, conveyance, transfer, sale, lease or other disposition of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding common stock, if at all, solely into common stock, ordinary shares, American Depositary Shares or depositary receipts or other certificates representing common equity interests of the surviving entity or a direct or indirect parent of the surviving corporation; or

•

any consolidation or merger with or into any of our subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person; or

(4)	a termination of trading.

          A "continuing director" means a director who either was a member of our board of directors on the date of original issuance of the notes or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

          A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is not listed for trading on a U.S. national or regional securities exchange.

          The definition of a fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, a holder's ability to require us to repurchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

          Notwithstanding the foregoing, a holder will not have the right to require us to repurchase its notes upon a fundamental change described in clause (3) above if more then 90% of the consideration in the transaction or transactions consists of Listed Common Equity immediately following the relevant transaction or transactions, and, as a result of the transaction or transactions, the notes become convertible into that Listed Common Equity (including any rights attached thereto).

          Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase right becomes exercisable to holders of notes. We will comply with this rule and file a Schedule TO (or any similar schedule) to the extent required at that time.

          If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes which holders have elected to require us to repurchase on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, from and including the fundamental change repurchase date, those notes will cease to be outstanding and interest (including contingent interest, additional interest and additional amounts, if any) on the notes will cease to accrue and all other rights of the holders shall terminate, other than the right to receive the fundamental change repurchase price upon satisfaction of the foregoing conditions.

          The term "fundamental change" is limited to specified transactions and does not include other events that might adversely affect our financial condition or business operations. The foregoing provisions would not necessarily protect holders of notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the notes but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

          Our ability to repurchase notes for cash upon the occurrence of a fundamental change may be restricted by the loan agreement governing our senior credit facility, limitations or prohibitions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our other then existing financing arrangements or otherwise. See "Risk Factors - Risks Relating to this Offering - We may not be able to repurchase the notes upon a fundamental change or upon the exercise of a holder's option to require us to repurchase the notes, or to pay cash upon conversion of the notes." No notes may be repurchased by us at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in payment of the fundamental change repurchase price with respect to the notes.

          The fundamental change repurchase feature of the notes may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort:
•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the notes.

Merger or Sale of Assets

          The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all our assets to another person, unless:
•

either we are the continuing corporation or the resulting, surviving or transferee person (the "successor company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (unless such corporation has (1) agreed to make all payments due in respect of the notes without withholding or deduction for, or on account of, any taxes, duties, assessments or other governmental charges (except those imposed by the United States or any political subdivision or taxing authority thereof or therein) unless required by applicable law, in which case such corporation shall have agreed to pay such additional amounts as shall be required so that the net amounts received and retained by the holders of such notes after payment of all taxes (including withholding taxes), duties, assessments or other governmental charges will be equal to the amounts that such holders would have received and retained had no such taxes (including withholding taxes), duties, assessments or other governmental charges been imposed, (2) irrevocably and unconditionally consented and submitted to the jurisdiction of any United States federal court or New York state court, in each case located in the Borough of Manhattan, New York City, in respect of any action, suit or proceeding against it arising out of or in connection with the notes and the indenture and irrevocably and unconditionally waived, to the fullest extent permitted by law, any objection to the laying of venue in any such court or that any such action, suit or proceeding has been brought in an inconvenient forum and (3) irrevocably appointed an agent in New York City for service of process in any action, suit or proceeding referred to in clause (2) above) and will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture;

•

if as a result of such transaction the notes become exchangeable into common stock or other equity securities issued by a third party, such third party assumes or fully and unconditionally guarantees all obligations under the notes and the indenture;

•

immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the successor company as a result of such transaction as having been incurred by the successor company at the time of such transaction), no default under the indenture shall have occurred and be continuing; and

•

we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer or lease and such supplemental indenture (if any) comply with the indenture.

          The successor company will succeed to, and be substituted for, and may exercise every right and power of us under the indenture, but in the case of a lease of all or substantially all our assets we will not be released from our obligations in respect of the notes.

Events of Default; Notice and Waiver

          The following will constitute events of default under the indenture:

•

a default in the payment of the principal amount, redemption price, repurchase price or fundamental change repurchase price when due at maturity, upon redemption, upon repurchase at the option of a holder upon a fundamental change or on any other repurchase date or otherwise;

•

a default in the payment of any interest (including contingent interest, additional interest and additional amounts, if any) on the notes when due and such default continues for a period of 30 days past the applicable due date;

•	we fail to provide notice of the occurrence of a fundamental change as required by the indenture;

•

a default in our obligation to deliver when due the settlement amount upon conversion of the notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any notes;

•

the failure by us to perform or observe any of our other covenants in the indenture or in the notes for 30 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes has been received by us;

•	a failure to pay when due at maturity or a default that results in the acceleration of any indebtedness for borrowed money of us or our subsidiaries in an aggregate amount of $5.0 million or more;

•

the failure by us or any of our subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days from the dates such judgments are entered; and

•	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.

          The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

          If a default under the indenture occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. The trustee may withhold notice to the holders of notes of a default, except defaults in non-payment of principal or interest (including contingent interest, additional interest and additional amounts, if any) on the notes. However, the trustee must consider it to be in the interest of the holders of notes to withhold this notice.

          If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued and unpaid interest (including contingent interest, additional interest and additional amounts, if any) on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization as described above, the principal and accrued and unpaid interest (including contingent interest, additional interest and additional amounts, if any) on the notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind such acceleration with respect to the notes and, as is discussed below, waive certain past defaults.

          Notwithstanding the foregoing, the sole remedy under the indenture for an event of default relating to the failure to comply with our reporting obligations to the trustee and the SEC, as set forth in the indenture, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), will, for the 365 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the aggregate principal amount of the notes. Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations described above first occurs to, but not including, the 366th day thereafter (or, if applicable, the earlier date on which the event of default relating to the reporting obligations is cured or waived). If the event of default is continuing on the 366th day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default.

          The holders of a majority in principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the notes or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

          The holders of a majority in principal amount of outstanding notes may waive any past defaults under the indenture, except a default due to the non-payment of principal or interest (including contingent interest, additional interest and additional amounts, if any), a failure to deliver the settlement amount upon conversion of notes, a default arising from our failure to repurchase any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

          No holder of notes may pursue any remedy under the indenture, except in the case of a default due to the non-payment of principal or interest (including contingent interest, additional interest and additional amounts, if any), a failure to deliver the settlement amount upon conversion of notes, a default arising from our failure to repurchase any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected unless:
•	the holder has given the trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding notes, and;

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

          The indenture will require us (i) every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any default, and (ii) to deliver to the trustee prompt notice of any default.

          Any default in respect of the notes would give rise to an event of default under the loan agreement governing our senior credit facility if it extended beyond any cure period applicable to that default under the indenture and would probably give rise to an event of default under the agreements governing any future financings.

Legal Defeasance and Covenant Defeasance

          The indenture does not provide for any defeasance provisions with respect to the notes.

Amendment and Modification

          The consent of the holders of a majority in principal amount of the outstanding notes (voting as a single class) is generally required to modify or amend provisions of the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:
•	reduce the principal amount of or change the stated maturity of any note;

•	reduce the rate or extend the time for payment of interest (including contingent interest, additional interest and additional amounts, if any) on any note;

•

make any change that adversely affects the right to require us to repurchase a note, reduce any amount payable upon repurchase of any note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the notes may or shall be repurchased;

•	adversely change the terms upon which the notes may be redeemed;

•	impair the right to receive payment with respect to the notes or the right to institute suit for the enforcement of any payment with respect to, or conversion of, any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note in accordance with its terms or reduce the number of shares of common stock or amount of any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any amendment or modification of the indenture.

          In addition, we and the trustee may modify certain provisions of the indenture without the consent of the holders of notes, including to:

•	add guarantees with respect to the notes or secure the notes;

•	evidence the assumption of our obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and conveyances, transfers and leases of assets;

•	surrender any of our rights or powers under the indenture;

•	add covenants or events of default for the benefit of the holders of notes;

•	cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not materially adversely affect the interests of the holders of notes;

•	modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

•	establish the forms or terms of the notes;

•	evidence the acceptance of appointment by a successor trustee;

•

provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code (as defined below under "U.S. Federal Income Tax Considerations") or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

•	conform, as necessary, the indenture and the form or terms of the notes, to the "Description of Notes" as set forth in this prospectus; and

•	make any other change to the indenture or forms or terms of the notes so long as such change will not adversely affect the interests of the holders of notes.

Calculations in Respect of Notes

          We will be responsible for making all calculations required under the notes, unless otherwise set forth above. These calculations include, but are not limited to, determinations of the market price of our common stock, the amount of accrued interest (including contingent interest, additional interest and additional amounts, if any) payable on the notes and the conversion price of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

          We have appointed The Bank of New York Trust Company, N.A., the trustee under the indenture, as paying agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Notices

          Except as otherwise described in this prospectus, notices to holders of notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Governing Law

          The notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Registration Rights

          We entered into a registration rights agreement with the initial purchasers pursuant to which we have filed a shelf registration statement with the SEC covering resales of the notes and the shares of our common stock, if any, issued upon conversion of the notes. This prospectus is part of that registration statement. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the common stock, if any, issued upon conversion of the notes that we will, at our cost, use our commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:
(1)

the date when the holders of notes and holders of the common stock issuable upon conversion of the notes are able to sell such notes and such shares immediately without restriction pursuant to Rule 144(k) under the Securities Act; or

(2)

the date when all of the notes and the common stock issuable upon conversion thereof have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force or the notes and the common stock issuable upon conversion of the notes cease to be outstanding.

          We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period may not exceed an aggregate of:
•	30 days in any 90-day period; or

•	90 days in any 360-day period.

          We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. Each holder, by its acceptance of the notes, has agreed to hold any communication by us in response to a notice of a proposed sale in confidence.

          Each of the following is a registration default:

•

we fail to name a holder that has supplied all of the required information in a timely manner as a selling securityholder in the prospectus through a prospectus supplement or file a post-effective amendment within the required time periods as described below;

•

any post-effective amendment required to be filed as described below, if not immediately effective upon filing, has not been declared effective prior to the 45th day following the date such post-effective amendment is required to be filed; or

•

at any time after the effectiveness of the shelf registration statement, the registration statement ceases to be effective or is not usable and (1) we do not cure the registration statement within 10 business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act (other than in the case of a suspension period described in the preceding paragraph), (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 30th day in any 90-day period or (3) a suspension period, when aggregated with other suspension periods during any 360-day period, continues, unterminated, for more than 90 days.

          If a registration default occurs, predetermined "additional amounts" will accrue on the notes from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. The additional amounts will be paid to those entitled to interest payments on such dates semiannually in arrears on each May 15 and November 15 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a note to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a note from and including the 91st day following such registration default.

          In no event will additional amounts exceed 0.50% of the principal amount of a note per year. If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional amounts on such common stock. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, that holder will not be entitled to any compensation with respect to such common stock.

          A holder who elects to sell securities pursuant to the shelf registration statement will:
•	be required to be named as a selling security holder in the prospectus and to deliver the related information to us;

•	be required to deliver a prospectus to purchasers;

•	be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

          Under the registration rights agreement, we will:

•	pay all expenses of the shelf registration statement;

•	provide each holder of notes with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•

take other reasonable actions as are required to permit unrestricted resales of the notes and common stock issued upon conversion of the notes in accordance with the terms and conditions of the registration rights agreement.

Form, Denomination, Exchange, Registration and Transfer

          The notes are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

          We will maintain an office or agent in the Borough of Manhattan, New York City, where a holder may present the notes for conversion, registration of transfer or exchange for other denominations, which will initially be the Corporate Trust Office of the trustee in New York City.

Payment and Paying Agent

          We will maintain an office or agent in the Borough of Manhattan, New York City, where we will pay the principal on the notes, which will initially be the Corporate Trust Office of the trustee in New York City.

          Payments on the notes represented by the global note referred to below will be made to The Depository Trust Company, New York, New York, which is referred to in this prospectus as DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC's rules and will be settled in immediately available funds.

Book-Entry Issue

          We issued the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes are deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

          DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•

Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

          We are providing the following descriptions of the operations and procedures of DTC to the holders solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the initial purchasers or the trustee takes any responsibility for these operations or procedures, and each holder is urged to contact DTC or its participants directly to discuss these matters.

          We expect that, under procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

          The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in certificated form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical certificated security in respect of such interest.

          So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner and holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a direct or indirect participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

          Notes represented by a global note will be exchangeable for registered certificated notes with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) an event default under the indenture occurs and is continuing.

          Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

DESCRIPTION OF COMMON STOCK

                    The following description is a summary of certain provisions of our articles of incorporation in the context of applicable laws. This summary is subject to and is qualified by reference to all the provisions of our articles of incorporation, which we urge you to read carefully. As used in this section, "Description of Common Stock," references to "Spartan Stores," the "Company," "we," "us" and "our" refer only to Spartan Stores, Inc. and do not include its subsidiaries

General

          Spartan Stores is authorized to issue 60,000,000 shares of capital stock consisting of 50,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock. As of July 30, 2007, there were 21,832,664 shares of common stock issued and outstanding. No shares of preferred stock are issued and outstanding.

          Spartan Stores' articles of incorporation provide that no share of common stock will be entitled to any preferences and that all shares will be equal.

          The Spartan Stores board of directors is authorized to issue preferred stock from time to time and to fix the rights, preferences and limitations of each series of preferred stock. This includes the designation of each series and the number of shares in it, the dividend rate, whether and when shares will be redeemable, the prices at which shares will be redeemable, rights upon liquidation, any sinking fund provisions, any conversion or exchange privileges, voting rights, any restrictions on the payment of dividends or other distributions on other classes of stock and any other rights, preferences or limitations.

          The issuance of shares of our preferred stock could adversely affect the availability of earnings for distribution to the holders of our common stock if the preferred stock provides for cumulative dividends, dividend preferences, conversion rights or exchange, redemption or other similar rights or preferences.

Dividends

          Spartan Stores shareholders are entitled to receive such dividends and other distributions on our common stock as are declared from time to time by the board of directors. The board's right to declare dividends is subject to the rights of any holders of preferred stock or any other stock with superior dividend rights and our legal ability to make certain other payments. Our board of directors may fix the dividend rights and rates of our preferred stock if and when such shares are first issued. The payment of dividends and other distributions to shareholders is also subject to certain restrictions under our credit facility.

Voting Rights

          Each shareholder is entitled to cast one vote for each share of our common stock held of record on all matters submitted to a vote of shareholders, including the election of directors.

Dissenters' Rights

          Under Michigan law, in some circumstances, shareholders that do not vote in favor of various types of major corporate actions have the right to dissent and receive cash in exchange for their shares. Michigan law recognizes dissenters' rights in connection with certain amendments to the articles of incorporation, mergers, consolidations, sales or other dispositions of all or substantially all of the assets of a corporation, certain acquisitions for stock and the approval of "control share acquisitions," as described below under "- Control Share Act."

Rights upon Dissolution and Liquidation

          Upon the liquidation, dissolution or winding up of the affairs of Spartan Stores, the holders of our common stock will be entitled to receive pro rata all of the assets of the corporation available for distribution to the shareholders after an amount has been set aside for payment of debt and liabilities and the holders of all shares having priority over the common stock. The rights of any preferred stock will be determined by the board of directors if and when such shares are first issued.

Shareholder Meetings

          The time, date and place of each annual meeting of shareholders is determined by the board of directors. Special meetings of shareholders may be called only by the board of directors.

Board of Directors; Number; Classification

          Under Michigan law, the number of directors may be fixed in a corporation's bylaws or articles of incorporation. Our articles of incorporation provide that the board of directors may, by a 75% vote of its members, fix the number of directors on the board, but the number of directors may not be less than three.

          Our board of directors consists of three classes of directors with staggered terms. The term of each class of directors is three years.

Shareholder Nominations of Directors

          Our articles of incorporation allow the board of directors or a shareholder to nominate a director. Shareholders nominating a director must submit certain information concerning the candidate at least 120 days before the election meeting.

Removal of Directors

          Michigan law provides that shareholders may remove a director with or without cause, unless the articles of incorporation provide otherwise. Our articles of incorporation allow a director to be removed only for cause. A director being removed because of a felony conviction or a finding by a court of negligence or misconduct in the performance of his or her duties may be removed by a majority of the directors. A director who has become mentally incompetent or is deemed by the board of directors to be in derogation of his or her duties may be removed only by 75% of the total number of directors, excluding the director in question.

Vacancies on Board of Directors

          Any vacancy on our board of directors will be filled by the affirmative vote of a majority of the directors then in office. No decrease in the number of directors may shorten the term of any incumbent director.

Personal Liability of Directors

          Michigan law provides that a corporation's articles of incorporation may provide that, except for certain liabilities, a director will not be personally liable to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty. In addition, Michigan law sets forth circumstances under which directors, officers, employees or agents of a corporation may be indemnified or insured against any liabilities that they incur in such capacities.

          Our articles of incorporation provide that a director of Spartan Stores will not be personally liable to Spartan Stores or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except for liability for:
•	the amount of a financial benefit received by a director to which he or she is not entitled;

•	intentional infliction of harm on Spartan Stores or its shareholders;

•	certain unlawful dividends, distributions or loans; or

•	intentional criminal acts.

Indemnification

          Michigan law permits, and our articles of incorporation require, indemnification of Spartan Stores' directors and executive officers in a variety of circumstances. Our articles of incorporation require Spartan Stores to indemnify any director or executive officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he or she is or was a director or executive officer, or is or was serving at the request of Spartan Stores in another capacity, to the fullest extent permitted by law. We may also indemnify any person who is not a director or executive officer, if the indemnification is authorized by the board of directors.

          Our bylaws require us to indemnify our directors, executive officers and other persons to the extent that an indemnified person successfully defends an action. We must indemnify the indemnified party against actual and reasonable expenses, including attorneys' fees, incurred in connection with the action and any action brought to enforce the mandatory indemnification provisions.

          Before a final determination of an action, we may reimburse an indemnified party for reasonable expenses incurred by him or her, if specified procedures are followed. In addition, a court may order us to indemnify a director, officer, employee or agent if the court determines that the person is fairly and reasonably entitled to indemnification considering all the relevant circumstances, whether or not the applicable standard of conduct set forth in the bylaws was met or the indemnified party was found liable to us or our shareholders.

Amendment of Articles and Bylaws

          Under Michigan law, some provisions of a corporation's articles of incorporation may be amended by the board of directors. Other provisions require the approval of the holders of a majority of the outstanding shares, unless a larger percentage is required by the corporation's articles of incorporation.

          For certain amendments to the articles of incorporation, our articles of incorporation require the approval of the holders of two-thirds of the outstanding shares, unless the amendment is first approved by 80% of the entire board of directors. This provision applies to amendments involving:
•	the number, classification, vacancies, nominations and removal of directors;

•	indemnification of the directors and officers;

•	limitations on director liability;

•	board evaluation of takeover proposals; or

•	the Michigan Control Share Act, as described below under "- Control Share Act."

          If an amendment is first approved by the holders of 80% of the entire board of directors, the approval of the holders of only a majority of the outstanding shares is required.

          Any amendment to the provision of our articles of incorporation involving business combinations will require the affirmative vote of the holders of not less than two-thirds of the voting shares.

          Under Michigan law, unless a corporation's articles of incorporation and bylaws provide that only shareholders may amend the bylaws, the shareholders or the board of directors may amend the bylaws. Our articles of incorporation allow the board of directors to amend the bylaws without shareholder approval. The shareholders may amend the bylaws only by the affirmative vote of the holders of 80% of the total voting shares.

Board Evaluation of Takeover Proposals

          Our articles of incorporation allow the board of directors, in considering a takeover proposal, to consider certain factors in addition to the total price offered. Spartan Stores' articles of incorporation specifically allow the board of directors to consider:
•

the fairness of the consideration to be received by Spartan Stores and its shareholders under the proposed offer, taking into account the trading price of our stock immediately prior to the announcement of the proposed offer, the historical trading price of our stock, the price that might be achieved in a negotiated sale of the Company as a whole, premiums over the trading price of their securities which have been proposed or offered to other companies in the past in connection with similar offers, and the future prospects of Spartan Stores;

•	the possible social and economic impact of the proposed offer and its consummation on Spartan Stores and its employees, customers and suppliers;

•	the possible social and economic impact of the proposed offer and its consummation on the communities in which Spartan Stores and its subsidiaries operate or are located;

•	the business, financial condition, and earning prospects of the offering party, including, but not limited to, debt service and other existing or likely financial obligations of the offering party;

•	the competence, experience and integrity of the offering party and its management; and

•	the intentions of the offering party regarding the use of the assets of Spartan Stores to finance the transaction.

Business Combinations

          Michigan law provides that, unless otherwise provided in the articles of incorporation, any merger or share exchange must be approved by the holders of a majority of the outstanding shares entitled to vote. Michigan law requires shareholder approval for the sale, lease or exchange of substantially all of the assets of the Company. Our articles of incorporation require the approval of the holders of two-thirds of the outstanding shares of Spartan Stores for a business combination, unless the business combination is approved by our board of directors, in which case only the approval of the holders of a majority of the outstanding shares of Spartan Stores will be required.

Michigan Fair Price Act

          Michigan's Fair Price Act applies to Spartan Stores. The Fair Price Act requires a vote of the holders of 90% of outstanding shares and a vote of the holders of at least two-thirds of disinterested shares to approve a "business combination." The Fair Price Act defines a "business combination" to include any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the Company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under the common control of a specified person.

          The "supermajority" vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others:
•

the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (1) the market value of the shares or (2) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and

•

once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

          The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution adopted before the interested shareholders first became an interested shareholder.

Control Share Act

          Chapter 7B of the Michigan Business Corporation Act establishes procedures governing "control share acquisitions" (the "Control Share Act"). A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33 1/3% or 50%. Under the Control Share Act, an acquirer may not vote "control shares" unless disinterested shareholders vote to confer voting rights on the control shares.           The acquiring person, officers of Spartan Stores, and directors of Spartan Stores who are also employees of Spartan Stores are precluded from voting on the issue of whether the control shares will be accorded voting rights. The Control Share Act does not affect the voting rights of shares owned by an acquiring person before the control share acquisition.

          The Control Share Act entitles Spartan Stores to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' rights upon all of Spartan Stores' shareholders except the acquiring person.

          The Control Share Act applies only to an "issuing public corporation." Spartan Stores falls within the statutory definition of an "issuing public corporation." Our articles of incorporation state that we are governed by the Control Share Act.

Transfer and Exchange Agent

          Our transfer and exchange agent for our common stock is LaSalle Bank N.A. Trust and Asset Management, 135 South LaSalle Street, Chicago, Illinois 60603, (312) 904-2000.

DESCRIPTION OF OTHER INDEBTEDNESS

          The following description is a summary of certain provisions of our Loan and Security Agreement dated December 23, 2003, as amended (the "loan agreement"), which governs our senior credit facility (as well as certain other liabilities). This summary is subject to and is qualified by reference to all the provisions of the loan agreement, which we urge you to read and consider carefully.

Senior Credit Facility

          Our senior credit facility is provided pursuant to the loan agreement by a syndicate of lenders led by Wachovia Capital Finance Corporation (Central). Our credit facility will mature in December 2012, and is secured by substantially all of our assets. As of June 23, 2007, we had outstanding borrowings of $19.5 million, available borrowings of $162.6 million and maximum availability of $172.6 million, which exceeds the minimum excess availability (unused borrowing capacity) levels required under the loan agreement.

          Our credit facility includes a $225.0 million revolving credit component. The revolving credit component of our credit facility enables us to obtain revolving credit loans and letters of credit from time to time for working capital and general corporate purposes. Letters of credit for $10.0 million were outstanding and unused as of June 23, 2007. In July 2007, the letters of credit were reduced to $5.3 million.

          Our credit facility also includes a $15.0 million Term B Loan as part of the $225.0 million credit facility, which may be drawn at our option through October 1, 2007, and thereafter by agreement with the lenders as set forth in the loan agreement. Principal payments on Term B Loan borrowings are required to be made monthly. Term B Loan borrowings have a maturity of 72 months.

          At our option, we may increase the maximum amount under the credit facility up to $275.0 million through the addition of new lenders. Incremental borrowings would be subject to the Company having sufficient asset levels to support those borrowings, however.

          Borrowings under the revolving credit component of our facility bear interest at the London InterBank Offered Rate ("LIBOR") plus 1.25%, based upon availability levels, or the prime rate (weighted average interest rate of 6.75% at March 31, 2007). Borrowings under the Term B Loan bear interest at LIBOR plus 2.50%.

          The balance we owe on our revolving credit facility changes frequently as we make payments and draw on the credit facility to fund, among other things, working capital needs. We used a substantial part of the proceeds of the convertible note offering to repay outstanding indebtedness under our revolving credit facility. We may increase that indebtedness by further borrowings under our credit facility at any time and for any reason.

          Certain of our subsidiaries are also borrowers, on a joint and several basis with us, under our credit facility. Certain of our other subsidiaries guarantee our obligations under the credit facility. The credit facility is secured by a first priority lien upon all of our, and our subsidiaries', real and personal property and a pledge of all of our subsidiaries' capital stock and other ownership interests.

          The loan agreement requires that we maintain a minimum of $10.0 million of excess availability. Furthermore, it will be an event of default under our senior credit facility if we are required to convert notes for cash if our excess availability under that facility has been less than $25.0 million for the ten consecutive days preceding the conversion and after giving effect to the payment. If we are required under the indenture to convert notes for cash or repurchase notes, we must give the agent under our senior credit facility not less than one business day's notice if such conversion or repurchase requires payments in excess of $5.0 million or if the aggregate amount of all such payments prior thereto has been in excess of $20.0 million. We are permitted under our senior credit facility to make optional prepayments or redemptions of the notes upon certain conditions, including that our excess availability under our senior credit facility has not been less than $25.0 million for the ten consecutive days preceding the payment and after giving effect to the payment. See "Risk Factors - Risks Relating to This Offering - We may not be able to repurchase the notes upon a fundamental change or upon the exercise of a holder's option to require us to repurchase the notes, or to pay cash upon conversion of the notes."

          Available borrowings under our credit facility are based on stipulated advance rates on eligible assets, as defined in the loan agreement. Our credit facility also contains covenants that include a minimum fixed charge coverage ratio, minimum excess availability and maximum capital expenditures, as defined in the loan agreement. The fixed charge ratio covenant and capital expenditure covenant will not be effective as long as we maintain certain minimum excess availability levels, as defined in the loan agreement.

          The credit facility also contains covenants that limit or restrict, among other things, subject to certain exceptions, the incurrence of additional indebtedness, the creation of liens, the amount of our capital expenditures, transactions with our affiliates, restricted payments, investments, acquisitions, mergers, consolidations, dissolutions, asset sales, dividends and certain other transactions and business activities. The credit facility also contains financial covenants as described above. Failure to comply with the financial and other covenants and conditions of our credit facility may result in an event of default. We are in compliance with all of our financial and other covenants as of the date of this prospectus.

Other Debt

          The Company has a note payable in May 2008 which had a balance as of June 23, 2007 of $3.1 million at an interest rate of 8% per annum. As of June 23, 2007, the Company also had approximately $6.0 million of other long-term debt outstanding at varying interest rates maturing 2009 - 2021.

          Additionally, the Company had outstanding capital leases of approximately $30.8 million as of June 23, 2007.

Indebtedness and Liabilities of Subsidiaries

          Because the notes are unsecured, they are structurally subordinated to our subsidiaries' existing and future indebtedness and other liabilities and any preferred equity issued by our subsidiaries. We rely in part on distributions and advances from our subsidiaries in order to meet our payment obligations under the notes and our other obligations. The notes are not guaranteed by our subsidiaries. Many of our subsidiaries serve as guarantors with respect to our existing credit facility. Creditors of each of our subsidiaries, including trade creditors, and preferred equity holders, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of notes. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, judgment creditors and preferred equity holders, of our subsidiaries. In addition, our rights and the rights of our creditors, including the holders of notes, to participate in the assets of a subsidiary during its liquidation or reorganization will be effectively subordinated to all existing and future liabilities and preferred equity of that subsidiary. See "Risk Factors - Risks Relating to This Offering - The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness and to existing and future indebtedness and other liabilities of our subsidiaries (including subsidiary guarantees of our senior credit facility)."

          The following table shows the indebtedness and other liabilities of our subsidiaries as of March 31, 2007:

Spartan Stores Subsidiaries Only
(In thousands)
June 23, 2007
Current Liabilities
Accounts payable	$112,301
Accrued payroll and benefits	24,983
Other accrued expenses	21,145
Current portion of exit costs	8,664
Current maturities of long-term debt and capital lease obligations	8,567
Total current liabilities	175,660

Long-term Liabilities
Postretirement benefits	8,681
Other long-term liabilities	13,089
Exit costs	27,564
Long-term debt and capital lease obligations	31,344
Total long-term liabilities	80,678

Total Subsidiary Liabilities	256,338
Operating Leases	147,891
Total Subsidiary Liabilities and Operating Leases	$404,229

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

          The following is a general discussion of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities or persons holding notes in a tax-deferred or tax-advantaged account, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons holding notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus). The following discussion also assumes that the issue price of the notes, as determined for United States federal income tax purposes, equals the principal amount thereof. If a partnership holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the notes and such partnerships should consult their own tax advisors.

          As used in this prospectus, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. Holders. As used in this prospectus, the term "non-U.S. Holder" means a beneficial owner of a note (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

          All persons considering the purchase of the notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

Classification of the Notes

          We have received an opinion from our special tax counsel, Sidley Austin LLP, based upon applicable law and certain financial calculations, projections and representations provided to such counsel, to the effect that the notes will be treated as indebtedness for United States federal income tax purposes and that the notes will be subject to the special regulations issued by the U.S. Treasury Department governing contingent payment debt instruments (the "CPDI Regulations"). Pursuant to the terms of the notes, we, and each holder and beneficial owner of a note (by acquiring or holding a note or a beneficial interest therein), will agree, for United States federal income tax purposes, to treat the notes as debt instruments that are subject to the CPDI Regulations and to be bound by our application of the CPDI Regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes (i.e., the "comparable yield") and the related "projected payment schedule" determined by us, each as described below.

          Prospective investors in the notes should be aware, however, that the Internal Revenue Service (the "IRS") is not bound by our treatment of the notes as indebtedness that is subject to the CPDI Regulations, and the IRS could possibly take a different position as to the proper characterization and treatment of the notes for United States federal income tax purposes. In addition, we do not intend to request a ruling from the IRS with respect to the treatment of the notes. The following discussion of the United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon the assumption that each note will be treated as a debt instrument of ours that is subject to the CPDI Regulations for United States federal income tax purposes. If the notes are not in fact treated as debt instruments of ours that are subject to the CPDI Regulations for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a note could differ from the timing and character of income, gain or loss recognized in respect of a note had the notes in fact been treated as debt instruments of ours that are subject to the CPDI Regulations for United States federal income tax purposes.

U.S. Holders

Interest Accruals on the Notes

          Pursuant to the CPDI Regulations, a U.S. Holder will be required to accrue interest income on a note on a constant-yield basis, based on a comparable yield to maturity, as described below, for each taxable year that the U.S. Holder holds a note, regardless of whether such U.S. Holder uses the cash or accrual method of tax accounting for United States federal income tax purposes. As such, U.S. Holders may be required to include interest in income each year in excess of the accruals on the notes for non-tax purposes and in excess of any stated interest payments (whether fixed or contingent) actually received in that year.

          The CPDI Regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes. The amount required to be accrued equals the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year on which the U.S. Holder holds the note, adjusted if necessary as described below. In general, the daily portion is (1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period and divided by (2) the number of days in the accrual period.

          The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously scheduled to have been made with respect to the notes. The term "comparable yield" as used in the CPDI Regulations means the annual yield we would pay, as of the initial issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Solely for purposes of applying the CPDI Regulations to the notes, we have determined that per $1,000 principal amount of notes, the comparable yield for the notes is 8.25% per annum, compounded semi-annually.

          The CPDI Regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments (which we refer to as "projected payments") on the notes. The payments set forth on the schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes both fixed coupon payments and estimated payments of contingent interest as well as an estimate for a payment at maturity taking into account the fair market value of the common stock and cash that might be paid pursuant to the conversion feature. By purchasing the notes, U.S. Holders agree in the terms of the notes to be bound by our determination of the comparable yield and projected payment schedule and agree to use the comparable yield and projected payment schedule in determining their interest accruals, and the adjustments thereto described below, in respect of the notes for United States federal income tax purposes. The comparable yield and the projected payment schedule will be set forth in the terms of the notes. U.S. Holders also may obtain the projected payment schedule by submitting a written request for such information to us at: Spartan Stores, Inc., c/o Investor Relations, 850 76th Street SW, Mailcode GR761214, PO Box 8700, Grand Rapids, Michigan 49518-8700.

          The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder's interest accruals and adjustments thereto in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

          Amounts treated as interest under the CPDI Regulations are treated as original issue discount for all purposes of the Internal Revenue Code of 1986, as amended (the "Code").

Adjustments to Interest Accruals on the Notes

          If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI Regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion of the notes) received in that year.

          If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI Regulations equal to the amount of such deficit. This negative adjustment will (a) reduce the U.S. Holder's interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion or retirement of the notes.

Sale, Exchange, Conversion, Repurchase or Redemption of Notes

          Generally, the sale, exchange, conversion, repurchase or the redemption of a note for cash will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the projected payment schedule for the notes includes the receipt of common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of common stock by a U.S. Holder upon the conversion of a note as a payment under the CPDI Regulations. As described above, a U.S. Holder agrees to be bound by our determination of the comparable yield and projected payment schedule. Under this treatment, a conversion of a note into common stock and cash also will result in taxable gain or loss to a U.S. Holder.

          The amount of gain or loss on a sale, exchange, conversion, repurchase or redemption of a note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received, and (b) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be equal to the U.S. Holder's original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been made to the U.S. Holder in respect of the notes (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the note is held for more than one year as of the date of such sale, exchange, conversion, repurchase or redemption). The deductibility of capital losses is subject to limitations.

          A U.S. Holder's tax basis in common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends to Holders of Notes

          If at any time we were to make a distribution of property to holders of our stock that would be taxable to the holders of our stock as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were adjusted or, in certain circumstances, we would fail to make such an adjustment, such adjustment or the failure to make such adjustment, as the case may be, may be deemed to be the payment of a taxable dividend to holders of notes. For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of cash dividends could result in deemed dividend treatment to U.S. Holders of notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for common stock generally would not be so treated.

          This constructive dividend will be taxable as a dividend, return of capital, or capital gain in accordance with the rules under the Code governing corporate distributions. However, it is unclear whether such deemed dividend would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Non-U.S. Holders

Payments with respect to the Notes

          All payments on the notes made to a non-U.S. Holder, including payments of contingent interest, a payment in common stock pursuant to a conversion (other than the portion attributable to certain taxable adjustments to the conversion rate, as discussed below), and any gain realized on a sale or exchange of the notes, will generally not be subject to United States federal income or withholding tax, provided that:
•

such non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•

the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements;

•

such payments and gain are not effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (or, where an income tax treaty applies, are not attributable to a United States permanent establishment);

•	our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code; and

•

we are not, and have not been within the relevant period specified in Section 897(c)(1) of the Code, a United States real property holding corporation ("USRPHC") within the meaning of Section 897(c)(2) of the Code.

          We do not believe that we currently are, and anticipate that we will not become, a USRPHC in the foreseeable future. In the event that we were to become a USRPHC, income or gain derived by a non-U.S. Holder in respect of the notes nevertheless would not be subject to the special tax rules applicable to ownership interests in USRPHCs as long as the non-U.S. Holder did not own a greater than 5% interest in either the notes or our common stock (including through ownership of the notes), at any time throughout its holding period for the notes, and shares of our common stock were regularly traded on an established securities market. However, there can be no assurances that we will not become a USRPHC, or that our common stock will remain regularly traded on an established securities market.

          If a non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business (and if required by an applicable income tax treaty, is attributable to a United States permanent establishment), the non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange, conversion, repurchase or redemption of the notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a non-U.S. Holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Common Stock

          Subject to the discussion below concerning backup withholding, a non-U.S. Holder generally will not be subject to United States federal income tax on any gain recognized on a subsequent sale or other disposition of our common stock received upon conversion of the notes, unless:
•

the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (or, where an income tax treaty applies, is attributable to a United States permanent establishment);

•	in the case of a foreign individual, the non-U.S. Holder is present in the United States for 183 days or more in the taxable year and certain other conditions are met; or

•	we are or have been within the relevant period specified in Section 897(c)(1) of the Code, a USRPHC within the meaning of Section 897(c)(2) of the Code.

          We do not believe that we currently are, and anticipate that we will not become, a USRPHC in the foreseeable future. In the event that we were to become a USRPHC, income or gain derived by a non-U.S. Holder in respect of our common stock nevertheless would not be subject to the special tax rules applicable to ownership interests in USRPHCs as long as the non-U.S. Holder did not own a greater than 5% interest in our common stock (including through ownership of the notes) at any time throughout its holding period for our common stock, and shares of our common stock were regularly traded on an established securities market. However, there can be no assurances that we will not become a USRPHC, or that our common stock will remain regularly traded on an established securities market.

Dividends and Constructive Dividends

          Dividends, as defined for United States federal income tax purposes (including deemed dividends on the notes described above under "- U.S. Holders - Constructive Dividends to Holders of Notes"), paid to a non-U.S. Holder with respect to our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty. In the case of any constructive dividend, it is possible that the United States federal income tax on this constructive dividend would be withheld from interest paid on a note, shares of common stock you would be entitled to receive upon conversion of a note, or sales proceeds from the sale of a note or common stock subsequently paid or credited to a non-U.S. Holder.

          The withholding tax does not apply to dividends paid to a non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular United States federal income tax as if the non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

Backup Withholding Tax and Information Reporting

          Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion of a note) on, and the proceeds of dispositions of, the notes may be subject to information reporting and United States federal backup withholding if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A non-U.S. Holder may be subject to United States backup withholding on payments on the notes and the proceeds from a sale or other disposition of the notes unless the non-U.S. Holder complies with certification procedures to establish that it is not a United States person. The certification procedures confirming foreign status required of non-U.S. Holders to claim the exemption from United States federal withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid backup withholding tax as well. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against a holder's United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

          We issued $110,000,000 aggregate principal amount of the notes to the initial purchasers in a private placement on May 30, 2007. The initial purchasers resold the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act. Selling securityholders identified in this prospectus or in a supplement or amendment to this prospectus, including their transferees, pledges or donees or their successors, may from time to time offer and sell under this prospectus any or all of the notes and any common shares issued upon conversion of the notes, if applicable.

          The following table sets forth information with respect to the selling securityholders and the principal amount of notes beneficially owned by each selling securityholder and the maximum number of common shares into which the notes may, under certain circumstances, be convertible, that may be offered pursuant to this prospectus. The information is based on information provided to us in a questionnaire by or on behalf of the selling securityholders listed below and is as of the date specified by the securityholders in those questionnaires.

          We do not know the number of shares of our common stock, if any, that we will deliver upon a conversion of notes. See "Description of Notes - Conversion Rights - Payment upon Conversion." In addition, a portion of the consideration to be received by a holder of notes upon conversion will be paid in cash, unless we elect to satisfy future conversion obligations in common stock. Although we do not intend to make such an election, if we did, the number of common shares into which the notes may, under certain circumstances, be convertible would increase. The maximum number of shares offered shown in the table below assumes that we do elect to satisfy future conversion obligations solely in common stock, which we do not intend to do. See "Description of Notes - Conversion Rights - Option to Irrevocably Elect to Satisfy Future Conversion Obligations in Common Stock."

          The conversion rate for the notes is subject to adjustment in the event of certain "fundamental changes". The hypothetical maximum conversion rate following such a fundamental change is 38.4024 shares per $1,000 principal amount of the notes. The maximum number of shares offered shown in the table below assumes conversion of the full principal amount of the notes held by each selling securityholder at the hypothetical maximum conversion rate of 38.4024 shares per $1,000 principal amount of the notes. As of the date of this prospectus, we do not have any plans or proposal that would cause the conversion rate to increase to the hypothetical maximum conversion rate. See "Description of Notes - Conversion Rights - Conversion Rate Adjustments" and "Description of Notes - Conversion Rights - Make-Whole Amount."

          We do not know when or in what amounts the selling securityholders may offer for sale notes or shares of common stock, if any, issued upon conversion. The selling securityholders might not sell any or all of the notes or shares offered by this prospectus. Because the selling securityholders may offer any amount of the notes or shares pursuant to this offering, we cannot estimate the number of the notes or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that none of the notes or shares covered by this prospectus will be held by the selling securityholders after completion of any particular offering.

          Only selling securityholders identified below or in a supplement or amendment to this prospectus may sell their securities under this prospectus. Before any use of this prospectus in connection with an offering of notes or shares of common stock, if any, issued upon conversion of the notes by any holder not identified below, this prospectus must be supplemented or amended to set forth the name and other information about the selling securityholder intending to sell such notes or shares. The prospectus supplement or post-effective amendment will also disclose whether any selling securityholder selling in connection with such prospectus supplement or post-effective amendment has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years before the date of the prospectus supplement or post-effective amendment if such information has not been disclosed in this prospectus.

          None of the selling securityholders listed below has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

Name of Selling Securityholder	Principal Amount of Notes Owned Prior to the Offering and Offered Hereby	Amount (and percentage) of Notes Owned After the Offering(1)	Number of Common Shares Owned Prior to Conversion of the Notes	Maximum Number of Common Shares Offered Hereby(2)	Number of Common Shares Owned After the Offering(1)	Maximum Percentage of Common Shares Outstanding After the Offering(3)
Deephaven Domestic Convertible Tracking, Ltd.	$2,500,000	0	53,242	96,006	53,242	*
CQS Convertible and Quantitative Strategies	1,000,000	0	0	38,402	0	0
Citadel Equity Fund, Ltd.	2,500,000	0	515	96,006	515	*
Vicis Capital Master Fund	8,000,000	0	0	307,219	0	0
Mackay Shields LLC	16,301,000	0	0	625,997	0	0
CNH CA Master Account, L.P.	5,000,000	0	0	192,012	0	0
Peoples Benefit Life Insurance Company Teamsters	650,000	0	0	24,961	0	0
Equity Overlay Fund, LLC	150,000	0	0	5,760	0	0
Retail Clerks Pension Trust #1	150,000	0	0	5,760	0	0
Redbourn Partners Ltd.	300,000	0	0	11,520	0	0
D.E. Shaw Valence Portfolios, LLC	6,250,000	0	60,123	240,015	60,123	*
Calamos Market Neutral Income Fund - CALAMOS Investment Trust	5,000,000	0	0	192,012	0	0
Radcliffe SPC, Ltd., for and on behalf of the Class A Segregated Portfolio(4)	2,500,000	0	0	96,006	0	0
HFR CA Select Master Trust Fund	400,000	0	0	15,360	0	0
San Diego County Employees Retirement Association	700,000	0	0	26,881	0	0
Zazove Convertible Arbitrage Fund, L.P.	1,500,000	0	0	57,603	0	0
Zazove Hedged Convertible Fund, L.P.	1,000,000	0	0	38,402	0	0
Institutional Benchmarks Series (Master Feeder) Ltd.	400,000	0	0	15,360	0	0
Silvercreek Limited Partnership	5,000,000	0	0	192,012	0	0
Silvercreek II Limited	3,000,000	0	0	192,012	0	0
Arkansas Pers	825,000	0	0	31,681	0	0
Boilermakers Blacksmith Pension Trust	1,080,000	0	0	41,474	0	0
Alabama Children's Hospital Foundation	30,000	0	0	1,152	0	0
Froley Revy Alternative Strategies	250,000	0	0	9,600	0	0
FPL Group Employees Pension Plan	525,000	0	0	20,161	0	0
Louisiana CCRF	80,000	0	0	3,072	0	0
S.A.C. Arbitrage Fund, LLC	5,000,000	0	0	192,012	0	0
Kettering Medical Center	396,000	0	0	15,207	0	0
Mohican VCA Master Fund, Ltd.	2,920,000	0	0	112,135	0	0
Absolute Strategies Fund, Forum Funds Trust	665,000	0	0	25,537	0	0
Fore Convertible Master Fund, Ltd.	10,000	0	0	384	0	0
_______________

*	Less than 1%

(1)

Assumes that each listed selling securityholder sells all of the securities that are offered hereby and does not sell any of the shares of common stock (if any) owned before conversion of the notes. Because certain of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information presented in this table, this prospectus may not reflect the exact principal amount of notes held by each selling securityholder on the date of this prospectus.

(2)

The maximum number of shares of common stock assumes conversion of the selling securityholder's notes at the hypothetical maximum conversion rate of 38.4024 common shares per $1,000 principal amount of notes and that we do elect to satisfy future conversion obligations in common stock, which we do not intend to do. These numbers are subject to adjustment as described under "Description of Notes." As a result, the number of common shares issuable upon conversion of the notes may change in the future. These numbers are rounded to the nearest share.

(3)	Based on a total of 21,832,664 common shares outstanding as of July 30, 2007.

(4)

Pursuant to an investment management agreement, RG Capital Management, L.P. ("RG Capital") serves as the investment manager of Radcliffe SPC, Ltd.'s Class A Segregated Portfolio. RGC Management Company, LLC ("Management") is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Protfolio.

PLAN OF DISTRIBUTION

          The notes and common stock into which the notes may, under certain circumstances, be convertible covered by this prospectus may be offered and sold from time to time by the selling securityholders or the selling securityholders' pledgees, donees, transferees or other successors-in-interest who have received, after the date of this prospectus and from the selling securityholders, notes or common stock as a gift, pledge, partnership distribution or other non-sale related transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at fixed prices that may be changed, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions or otherwise in accordance with the rules of the applicable exchange or market. The selling securityholders may sell their notes and common stock into which the notes may, under certain circumstances, be convertible by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for their own accounts pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	crosses;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a transaction on any exchange or in the over-the-counter market;

•	in privately negotiated transactions;

•	through swaps or derivatives;

•	through the distribution of the securities to its partners, members or securityholders;

•

in options transactions, including through the writing of put or call options (whether those options are listed on an options exchange or otherwise) relating to the securities offered by this prospectus, or the short sales of the offered securities;

•

options transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities, which the broker-dealer or other financial institution may resell pursuant to this prospectus;

•	hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume; or

•	loans or pledges of securities to broker-dealers or other financial institutions, which in turn may sell such securitites.

          In addition, any notes or common stock that qualify for sale pursuant to Rule 144 or Rule 144A may be sold under Rule 144 or Rule 144A rather than under this prospectus.

          To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of notes or shares offered by this prospectus, which securities such broker-dealer or other financial institution may resell under this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge notes or common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged notes or common stock under this prospectus (as supplemented or amended to reflect such transaction).

          In effecting sales, broker-dealers or agents engaged by the selling securityholders may agree with the selling securityholder to sell a specified number of securities at a stipulated price and also may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately before the sale.

          In offering the notes and common stock issuable upon the conversion of such notes covered by this prospectus, the selling securityholders and any underwriters, broker-dealers, or agents that participate in the distribution of securities covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any underwriter, broker-dealer, or agent may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent selling securityholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act, and Rule 10b5-1 under the Exchange Act.

          In order to comply with the securities laws of certain states, if applicable, notes and common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the notes and common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of notes and common stock into which the notes may, under certain circumstances, be convertible and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any underwriter, broker-dealer, or agent that participates in transactions involving the sale of the notes or common stock against certain liabilities, including liabilities arising under the Securities Act.

          As of the date of this prospectus, the Company is not aware of any plans, arrangements or undertakings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes or the common stock issuable upon conversion of the notes by the selling securityholders.

          At the time a particular offer of notes or common stock is made pursuant to this prospectus, if required, a prospectus supplement will be distributed that will set forth the amount of notes being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

          We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.

          We have agreed with the selling securityholders to use our commercially reasonable effort to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:
(i)

the date when the holders of notes and holders of common stock issuable upon conversion of the notes are able to sell such notes and such shares immediately without restriction under Rule 144(k) under the Security Act; and

(ii)

the date when all of the notes and the common stock issuable upon conversion of the notes have been sold either under the registration statement or under Rule 144 under the Securities Act or any similar provision there is in force or the notes and the common stock issuable upon conversion of the notes cease to be outstanding.

LEGAL MATTERS

          The legality of the issuance of the notes and the shares of common stock that may be issuable upon conversion of the notes is the subject of an opinion provided to us by Warner Norcross & Judd LLP, Grand Rapids, Michigan. Warner Norcross & Judd LLP attorneys were beneficial owners of a total of 2,500 shares of Spartan Stores, Inc. common stock as of July 11, 2007. The discussion of U.S. Federal Income Tax Considerations is the subject of an opinion provided to us by Sidley Austin LLP, New York, New York.

EXPERTS

          The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting, incorporated into this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). Our filings with the SEC are available to the public on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

          We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the shares. You may inspect the registration statement and exhibits without charge at the SEC's Public Reference Room or at the SEC's web site listed above, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The information incorporated by reference into this prospectus is an important part of this prospectus. Any statement contained in a document that is incorporated by reference into this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces the information. The following documents filed with the SEC are incorporated by reference into this prospectus:
•	our Annual Report on Form 10-K for the year ended March 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended June 23, 2007;

•	our Current Reports on Form 8-K filed on April 11, April 25, May 21, May 22, May 24, May 30 2007, June 21, 2007, August 20, 2007, August 23, 2007, and September 13, 2007;

•	our Proxy Statement filed on June 29, 2007; and

•

all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than current reports furnished under Item 2.02 or 7.01 of Form 8-K) after the date of this prospectus and prior to the termination of the offering or offerings of the securities to which this prospectus relates.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a free copy of any or all of the information that has been incorporated by reference into this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) but not delivered with this prospectus. To receive a free copy of any or all of the information incorporated by reference into this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write to Spartan Stores, Inc., c/o Investor Relations, 850 76th Street SW, Mailcode GR761214, PO Box 8700, Grand Rapids, Michigan 49518-8700, telephone number (616) 878-8319. We also maintain a website that contains additional information about us (http://www.spartanstores.com). The documents incorporated by reference into this prospectus are also available on our website. Other information on our website is not part of, or incorporated by reference into, this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The expenses payable by Spartan Stores, Inc. in connection with the issuance and distribution of the securities being registered are estimated to be:
Registration Fee (for initial Registration Statement)	$3,377
Legal Fees and Expenses	350,000
Accountant's Fees and Expenses	75,000
Printing Fees	25,000
Miscellaneous Expenses	25,000

TOTAL	$478,377

Item 15.  Indemnification of Directors and Officers

          Michigan law permits, and Article VI of the Spartan Stores' articles of incorporation requires, indemnification of Spartan Stores' directors and executive officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The articles of incorporation provide that directors and executive officers shall be indemnified as of right, and shall be entitled to the advancement of expenses, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding arising out of their service to Spartan Stores or one of its subsidiaries, or to another organization at the request of Spartan Stores or one of its subsidiaries. Persons who are not directors or executive officers of Spartan Stores may be similarly indemnified in respect of such service to the extent authorized at any time by Spartan Stores' board of directors. Furthermore, the articles of incorporation provide that Spartan Stores may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him or her and incurred by him or her in respect of such service, whether or not Spartan Stores would have the power to indemnify him or her against such liability by law or under its articles of incorporation.

          Spartan Stores' bylaws contain extensive provisions concerning indemnification. Among other things, the bylaws provide that Spartan Stores may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of Spartan Stores), by reason of the fact that the person is or was a director, officer, employee, or agent of Spartan Stores or is or was serving at the request of Spartan Stores as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation or other entity, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Spartan Stores or its shareholders and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. With respect to actions by or in the right of Spartan Stores, the bylaws provide that Spartan Stores may indemnify any person who was or is a party or is threatened to be made a party to any such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Spartan Stores or its shareholders; however, indemnification is not allowed with respect to a claim, issue, or matter in which the person shall have been found liable to Spartan Stores, except to the extent authorized by statute. The bylaws also contain provisions concerning the manner in which the board determines whether a person is entitled to indemnification, the advancement of expenses, other indemnification agreements, insurance and certain definitions and interpretive provisions.

          In addition, Spartan Stores' ability to indemnify its directors and officers or other persons is determined, to an extent, by the MBCA. The following is a summary of the applicable provisions of the MBCA:

          Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Indemnification of expenses (including attorney fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorney fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorney fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

          Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (ii) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

          The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

Item 16.  Exhibits
Exhibit Number	Description

2.1

Asset Purchase Agreement dated March 19, 2007 by and among Family Fare, LLC, Prevo's Family Markets, Inc., MSFC, LLC, and Spartan Stores Fuel, LLC collectively as Purchaser and G&R Felpausch Company, Felpausch Food Centers, LLC, Hastings Catalog Sales, Inc., and Felpausch Kalamazoo, LLC collectively as Seller. Previously filed as an exhibit to Spartan Stores' Current Report on Form 8-K, filed March 23, 2007. Here incorporated by reference.

2.2

Third Amendment to Asset Purchase Agreement, dated June 15, 2007, by and among G&R Felpausch Company, Felpausch Food Centers, LLC, Hastings Catalog Sales, Inc., Felpausch Kalamazoo, LLC, and Felpausch-Kelly, L.L.C. collectively as Seller and Family Fare, LLC, Prevo's Family Markets, Inc., MSFC, LLC, and Spartan Stores Fuel, LLC collectively as Purchaser. Previously filed as an exhibit to Spartan Stores' Current Report on Form 8-K, filed June 21, 2007. Here incorporated by reference.

4.1

Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores' Quarterly Report on Form 10-Q for the quarter ended September 10, 2005. Here incorporated by reference.

4.2

Amended and Restated Bylaws of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores' Quarterly Report on Form 10-Q for the quarter ended September 13, 2003. Here incorporated by reference.

4.3

Indenture by and between Spartan Stores, Inc. and The Bank of New York Trust Company, N.A. as Trustee dated as of May 30, 2007. Previously filed as an exhibit to Spartan Stores' Current Report on Form 8-K, filed May 30, 2007. Here incorporated by reference.

4.4

Registration Rights Agreement among Spartan Stores, Inc. and Banc of America Securities LLC and Bear Stearns & Co., Inc., as representatives of the Initial Purchasers named therein, dated as of May 30, 2007. Previously filed as an exhibit to Spartan Stores' Current Report on Form 8-K, filed May 30, 2007. Here incorporated by reference.

4.5	Form of 3.375% Convertible Senior Note due 2027.

5*	Opinion of Warner Norcross & Judd LLP regarding legality.

8*	Opinion of Sidley Austin LLP regarding tax matters.

12*	Statement regarding computation of ratios.

23.1	Consent of Deloitte & Touche LLP.

23.2*	Consent of Warner Norcross & Judd LLP (included as part of its opinion filed as exhibit 5 hereto).

23.3*	Consent of Sidley Austin LLP (included as part its opinion filed as exhibit 8 hereto).

24*	Powers of Attorney.

25*	Form T-1 Statement of Eligibility of Trustee.

* Previously filed with Form S-3 on August 16, 2007.

Item 17.  Undertakings

          (a)          The undersigned registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)          That for the purposes of determining liability under the Securities Act of 1933 to any purchaser:

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first use after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d)          The undersigned registrant hereby undertakes that:

          (1)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)          For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on September 13, 2007.
SPARTAN STORES, INC.

By:	/s/ Craig C. Sturken
Craig C. Sturken Its Chairman, President and Chief Executive Officer

                    Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
/s/ Craig C. Sturken	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 13, 2007
Craig C. Sturken

/s/ David M. Staples	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 13, 2007
David M. Staples

	Director	September 13, 2007
Elizabeth A. Nickels*

	Director	September 13, 2007
Kenneth T. Stevens*

	Director	September 13, 2007
James F. Wright*

	Director	September 13, 2007
M. Shan Atkins*

	Director	September 13, 2007
Dr. Frank M. Gambino*

	Director	September 13, 2007
Timothy J. O'Donovan*

	Director	September 13, 2007
Frederick Morganthall II*

*By	/s/ David M. Staples
David M. Staples, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1

Asset Purchase Agreement dated March 19, 2007 by and among Family Fare, LLC, Prevo's Family Markets, Inc., MSFC, LLC, and Spartan Stores Fuel, LLC collectively as Purchaser and G&R Felpausch Company, Felpausch Food Centers, LLC, Hastings Catalog Sales, Inc., and Felpausch Kalamazoo, LLC collectively as Seller. Previously filed as an exhibit to Spartan Stores' Current Report on Form 8-K, filed March 23, 2007. Here incorporated by reference.

2.2

Third Amendment to Asset Purchase Agreement, dated June 15, 2007, by and among G&R Felpausch Company, Felpausch Food Centers, LLC, Hastings Catalog Sales, Inc., Felpausch Kalamazoo, LLC, and Felpausch-Kelly, L.L.C. collectively as Seller and Family Fare, LLC, Prevo's Family Markets, Inc., MSFC, LLC, and Spartan Stores Fuel, LLC collectively as Purchaser. Previously filed as an exhibit to Spartan Stores' Current Report on Form 8-K, filed June 21, 2007. Here incorporated by reference.

4.1

Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores' Quarterly Report on Form 10-Q for the quarter ended September 10, 2005. Here incorporated by reference.

4.2

Amended and Restated Bylaws of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores' Quarterly Report on Form 10-Q for the quarter ended September 13, 2003. Here incorporated by reference.

4.3

Indenture by and between Spartan Stores, Inc. and The Bank of New York Trust Company, N.A. as Trustee dated as of May 30, 2007. Previously filed as an exhibit to Spartan Stores' Current Report on Form 8-K, filed May 30, 2007. Here incorporated by reference.

4.4

Registration Rights Agreement among Spartan Stores, Inc. and Banc of America Securities LLC and Bear Stearns & Co., Inc., as representatives of the Initial Purchasers named therein, dated as of May 30, 2007. Previously filed as an exhibit to Spartan Stores' Current Report on Form 8-K, filed May 30, 2007. Here incorporated by reference.

4.5	Form of 3.375% Convertible Senior Note due 2027.

5*	Opinion of Warner Norcross & Judd LLP regarding legality.

8*	Opinion of Sidley Austin LLP regarding tax matters.

12*	Statement regarding computation of ratios.

23.1	Consent of Deloitte & Touche LLP.

23.2*	Consent of Warner Norcross & Judd LLP (included as part of its opinion filed as exhibit 5 hereto).

23.3*	Consent of Sidley Austin LLP (included as part its opinion filed as exhibit 8 hereto).

24*	Powers of Attorney.

25*	Form T-1 Statement of Eligibility of Trustee.

* Previously filed with Form S-3 on August 16, 2007.